UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

DARDEN RESTAURANTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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August 4, 2008

Dear Shareholders:

On behalf of your Board of Directors, it is our pleasure to invite you to attend the 2008 Annual Meeting of Shareholders of Darden Restaurants, Inc. The meeting will be held on Friday, September 12, 2008, at 10:00 a.m., Eastern Daylight Savings Time, at the Hyatt Regency Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida 32827. All holders of our outstanding common shares as of the close of business on July 21, 2008, are entitled to vote at the meeting.

At this year’s meeting, you will be asked to: (1) elect full Board of 11 directors from the named director nominees, (2) approve the amended Darden Restaurants, Inc. 2002 Stock Incentive Plan, (3) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2009, and (4) transact such other business as may properly come before the meeting. The enclosed notice of meeting and proxy statement contain details about the business to be conducted at the meeting. Please read these documents carefully. We will set aside time at the meeting for discussion of each item of business, and we will provide you with the opportunity to ask questions. If you will need special assistance at the meeting because of a disability, please contact Paula J. Shives, Corporate Secretary, Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809, phone (407) 245-6565.

It is important that your shares be represented at the meeting, whether or not you plan to attend in person. We urge you to promptly mark, sign, date and return the enclosed proxy card, or vote by Internet or telephone using the instructions on the proxy card. The proxy statement provides further information about the meeting and your voting options.

Your vote is important. Thank you for your support.

Sincerely,

Clarence Otis, Jr.
Chairman of the Board of Directors and
Chief Executive Officer

DARDEN RESTAURANTS, INC.

5900 Lake Ellenor Drive

Orlando, Florida 32809

NOTICE OF

2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON SEPTEMBER 12, 2008

Time:	10:00 a.m., Eastern Daylight Savings Time, on Friday, September 12, 2008

Place:	Hyatt Regency Orlando International Airport
9300 Airport Boulevard
Orlando, Florida 32827

Items of Business:	1. To elect a full Board of 11 directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualify;

2. To approve the amended Darden Restaurants, Inc. 2002 Stock Incentive Plan;

3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2009; and

4. To transact such other business, if any, as may properly come before the meeting and any adjournment.

Who Can Vote:	You can vote at the meeting and any adjournment if you were a holder of record of our common stock at the close of business on July 21, 2008.

Annual Report and Proxy Statement:	A copy of our 2008 Annual Report is enclosed, and our 2008 Proxy Statement is attached.

Website:	Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on September 12, 2008: This Notice, the attached Proxy Statement, our 2008 Annual Report to Shareholders and our Annual Report on Form 10-K for the fiscal year ended May 25, 2008 are available on our website at www.darden.com. In addition, you may access these materials at http://ww3.ics.adp.com/streetlink/dri, which does not have “cookies” that identify visitors to the site.

Date of Mailing:	This Notice and the Proxy Statement are first being mailed to shareholders on or about August 4, 2008.

By Order of the Board of Directors

Paula J. Shives
Senior Vice President,
General Counsel and Secretary

August 4, 2008

DARDEN RESTAURANTS, INC.

PROXY STATEMENT

DARDEN RESTAURANTS, INC.

5900 Lake Ellenor Drive

Orlando, Florida 32809

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE MEETING

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2008 Annual Meeting of Shareholders. This proxy statement summarizes information concerning the matters to be presented at the meeting and related information that will help you make an informed vote at the meeting. This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about August 4, 2008.

When and where is the annual meeting?

The annual meeting will be held on Friday, September 12, 2008, at 10:00 a.m., Eastern Daylight Savings Time, at Hyatt Regency Orlando International Airport, 9300 Airport Boulevard, Orlando, Florida 32827.

What am I voting on?

At the annual meeting, you will be voting:

•	To elect a full Board of 11 directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualify;

•	To approve the amended Darden Restaurants, Inc. 2002 Stock Incentive Plan;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2009; and

•	To consider such other business as may properly come before the meeting and any adjournment.

How do you recommend that I vote on these items?

The Board of Directors recommends that you vote FOR each of the named director nominees to the Board, FOR approval of the amended Darden Restaurants, Inc. 2002 Stock Incentive Plan and FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2009.

Who is entitled to vote?

You may vote if you owned our common shares as of the close of business on Monday, July 21, 2008, the record date for the annual meeting.

How many votes do I have?

You are entitled to one vote for each common share you own. As of the close of business on July 21, 2008, we had 139,616,831 common shares outstanding. The shares held in our treasury are not considered outstanding and will not be voted or considered present at the meeting. There is no cumulative voting.

How do I vote by proxy before the annual meeting?

Before the meeting, you may vote your shares in one of the following three ways:

•	By Internet, which we encourage you to do if you have Internet access, at the address shown on your proxy card;

•	By telephone at the number shown on your proxy card; or

•	By mail by completing, signing, dating and returning the enclosed proxy card.

Please use only one of the three ways to vote. Please follow the directions on your proxy card carefully. If you hold shares in the name of a broker, your ability to vote those shares by Internet or telephone depends on the voting procedures used by your broker, as explained below under the question “How do I vote if my broker holds my shares in ‘street name’?” The Florida Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

May I vote my shares in person at the annual meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting.

May I change my mind after I vote?

Yes. You may change your vote or revoke your proxy at any time before the polls close at the meeting. You may change your vote by:

•	Signing another proxy card with a later date and returning it to us prior to the meeting;

•	Voting again by Internet or telephone prior to the meeting; or

•	Voting again at the meeting.

You also may revoke your proxy prior to the meeting without submitting any new vote by sending a written notice to our Corporate Secretary that you are withdrawing your vote.

What shares are included on my proxy card?

Your proxy card includes shares held in your own name and shares held in any Darden plan, including the Darden Shareowner Service Plus PlanSM and the Employee Stock Purchase Plan. You may vote these shares by Internet, telephone or mail, all as described on the enclosed proxy card.

How do I vote if I participate in the Darden Savings Plan?

If you hold shares in the Darden Savings Plan, which includes shares held in the Darden Stock Fund in the 401(k) plan, the Employee Stock Ownership Plan and after-tax accounts, these shares have been added to your other holdings on your proxy card. Your completed proxy card serves as voting instructions to the trustee of the Darden Savings Plan. You may direct the trustee how to vote your Darden Savings Plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, telephone or mail, as described on the enclosed proxy card. If you do not instruct the trustee how to vote, your Darden Savings Plan shares will be voted by the trustee in the same proportion that it votes shares in other Darden Savings Plan accounts for which it did receive timely voting instructions.

How do I vote if my broker holds my shares in “street name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card. Instead, your bank or broker will send you directions for voting those shares. Many (but not all) brokerage firms and banks participate in a program provided through Broadridge Investor Communication Services that offers Internet and telephone voting options.

Will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in the name of a brokerage firm, your shares might be voted even if you do not provide the brokerage firm with voting instructions. Under the rules of the New York Stock Exchange, on certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. The election of directors and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm are considered routine matters for this purpose, assuming that no shareholder contest arises as to either of these matters. The proposal to approve the amended Darden Restaurants, Inc. 2002 Stock Incentive Plan is not considered to be a routine matter under the New York Stock Exchange rules, so your broker will not have the discretionary authority to vote your shares on that proposal.

What if I return my proxy card or vote by Internet or telephone but do not specify my vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares, we will vote them:

•	FOR the election of each of the named director nominees;

•	FOR approval of the amended Darden Restaurants, Inc. 2002 Stock Incentive Plan; and

•	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2009.

If you participate in the Darden Savings Plan and do not submit timely voting instructions, the trustee of the Darden Savings Plan will vote the shares in your Darden Savings Plan account in the same proportion that it votes shares in other Darden Savings Plan accounts for which it did receive timely voting instructions, as explained under the question “How do I vote if I participate in the Darden Savings Plan?”

What does it mean if I received more than one proxy card?

If you received more than one proxy card, you have multiple accounts with your brokers or our transfer agent. Please vote all of these shares. We recommend that you contact your broker or our transfer agent to consolidate as many accounts as possible under the same name and address. You may contact our transfer agent, Wells Fargo, National Association, toll free at (877) 602-7596.

Who may attend the annual meeting?

The annual meeting is open to all holders of our common shares. To attend the meeting, you will need to register upon arrival. We also may check for your name on our shareholders’ list and ask you to produce valid identification. If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership. If we cannot verify that you own Darden shares, it is possible that you may not be admitted to the meeting.

May shareholders ask questions at the annual meeting?

Yes. Our representatives will answer your questions at the end of the meeting. In order to give a greater number of shareholders an opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions or requiring questions to be submitted in writing.

How many shares must be present to hold the annual meeting?

In order to conduct our meeting, a majority of our outstanding common shares as of July 21, 2008 must be present in person or by proxy at the meeting. This is called a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. Abstentions and “broker non-votes” also will be counted for purposes of establishing a quorum, as explained below under the question “What is a ‘broker non-vote’?”.

What vote is required to approve each proposal?

•	Proposal 1: Elect 11 directors from the named director nominees.

The 11 director nominees receiving the highest number of “FOR” votes will be elected as directors. This number is called a plurality. Failing to vote or voting your proxy to withhold authority for all or some of the director nominees will have no impact on the election of directors. However, under our bylaws, if a director nominee in an uncontested election does not receive at least a majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director must tender his or her resignation to the Board, as more particularly described under the heading “Director Election Governance Practices.”

•	Proposal 2: Approve the amended Darden Restaurants, Inc. 2002 Stock Incentive Plan.

In order to be approved, this proposal must receive the “FOR” vote of a majority of votes cast on the proposal at the meeting, including those voted by proxy card, Internet and telephone, provided that the total vote cast on the proposal represents a majority of shares outstanding on the record date. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” with respect to this proposal, your vote will be counted as cast. Accordingly, abstentions will have the effect of a vote “AGAINST” this proposal.

•	Proposal 3: Ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2009.

Shareholder approval for the appointment of our independent registered public accounting firm is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of our shareholders. Under Florida law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal at the meeting, including those voted by proxy card, Internet and telephone. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Accordingly, abstentions will have no legal effect on whether this matter is approved. If the appointment of KPMG LLP is not ratified, the Audit Committee will reconsider its selection.

What is a “broker non-vote”?

If you own shares through a broker in street name, you may instruct your broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your broker with voting instructions at least ten days before the annual meeting and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a routine matter under the New York Stock Exchange rules. Broker non-votes are not counted or deemed to be present for the purpose of determining whether shareholders have approved a proposal, but are counted as present for the limited purpose of determining a quorum at the annual meeting. The election of directors and the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm are each considered routine matters under current applicable rules. The proposal to approve the amended Darden Restaurants, Inc. 2002 Stock Incentive Plan is not considered to be a routine matter.

How will voting on “any other business” be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the annual meeting other than as indicated in this proxy statement. If any other item or proposal properly comes before the annual meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

Who pays for the solicitation of proxies?

Our Board of Directors is making this solicitation of proxies on our behalf. We will pay the costs of the solicitation, including the costs for preparing, printing and mailing this proxy statement. We have hired Georgeson Shareholder Communications, Inc. to assist us in soliciting proxies. It may do so by telephone, in person or by other electronic communications. We anticipate paying Georgeson a fee of $8,500, plus expenses, for these services. We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so you can vote your shares. Our directors, officers and other regular employees may supplement Georgeson’s proxy solicitation efforts by contacting you by telephone or electronic communication or in person. We will not pay directors, officers or other regular employees any additional compensation for their proxy solicitation efforts.

How can I find the voting results of the annual meeting?

We will include the voting results in our Quarterly Report on Form 10-Q for the quarter ending November 23, 2008, which we expect to file with the Securities and Exchange Commission (“SEC”) by January 2, 2009.

How do I submit a shareholder proposal for next year’s annual meeting?

If you wish to submit a proposal to be included in our proxy statement for our 2009 Annual Meeting of Shareholders, we must receive it at our principal office on or before April 6, 2009. Please address your proposal to: Corporate Secretary, Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809. We will not be required to include in our proxy statement a shareholder proposal that is received after that date or that otherwise does not meet the requirements for shareholder proposals established by the SEC or set forth in our bylaws. If you would like to review our bylaws, our Corporate Secretary will send you a copy without charge on request. A copy of our bylaws also is available on our website.

May shareholders nominate directors or submit other business for next year’s annual meeting?

Yes. If you would like to nominate a director or bring other business before the 2009 Annual Meeting of Shareholders, under our current bylaws (which are subject to amendment at any time), you must:

•	Notify our Corporate Secretary in writing on or before May 15, 2009; and

•	Include in your notice the specific information required by our bylaws.

The address for contacting our Corporate Secretary is provided in the answer to the preceding question. If you would like to review our bylaws, our Corporate Secretary will send you a copy without charge on request. A copy of our bylaws also is available on our website.

If you are nominating a director, you also should comply with the procedures provided in our Director Nomination Protocol that is posted on our website as Appendix A to our Nominating and Governance Committee charter and discussed under the heading “Director Candidates Recommended by Shareholders.” Our bylaws require you to provide all information concerning a director candidate that is required to be disclosed in proxy solicitations for elections of directors. The Director Nomination Protocol further asks you to provide such additional information as will allow the Nominating and Governance Committee to evaluate the candidate in light of the key principles outlined in the Protocol. This includes information concerning the candidate’s commitment to our core values (integrity and fairness, respect and caring, diversity, always learning—always teaching, being of service, teamwork and excellence), personal and professional ethics, business experience and independence.

Are you “householding” for shareholders sharing the same address?

Yes. The SEC’s rules regarding the delivery to shareholders of proxy statements, annual reports, prospectuses and information statements permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one proxy statement and 2008 Annual Report to multiple shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other Darden shareholder at your address an individual proxy voting card. If you would like to receive more than one copy of this proxy statement and our 2008 Annual Report, we will promptly send you additional copies upon written or oral request directed to our transfer agent, Wells Fargo, National Association at toll free (877) 602-7596, or to our Corporate Secretary at Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809. The same phone number and address may be used to notify us that you wish to receive a separate annual report or proxy statement in the future, or to request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies.

PROPOSAL 1

ELECTION OF ELEVEN DIRECTORS FROM THE NAMED DIRECTOR NOMINEES

Our Board currently has 12 members, and each director stands for election every year. Rita P. Wilson will complete her Board service immediately prior to this year’s annual meeting of shareholders and is not standing for re-election. The Board of Directors has reduced the size of the Board to 11 members effective at the time of the annual meeting. Proxies for this annual meeting cannot be voted for more than 11 directors. In the future, the Board may increase or decrease the size of the Board and appoint or nominate for election new directors.

The following directors are standing for election this year to hold office until the 2009 Annual Meeting of Shareholders and until their successors are elected and qualify. All of the director nominees were nominated by our Nominating and Governance Committee and have previously served on the Board. Each of the director nominees has consented to being named in this proxy statement and to serve as a director if elected. If a director nominee is not able to serve, proxies may be voted for a substitute nominated by the Board of Directors. However, we do not expect this to occur.

The Board of Directors recommends that you vote FOR each of the nominees to the Board.

Board Nominees

LEONARD L. BERRY, 65, Director since 2001

•

Presidential Professor for Teaching Excellence, Distinguished Professor of Marketing, and M.B. Zale Chair in Retailing and Marketing Leadership, Mays Business School, Texas A&M University, since 1982, and Professor of Humanities in Medicine, College of Medicine, Texas A&M University, since 2004.

•	Member of the Board of Directors of:

•	Genesco Inc.

•	Lowe’s Companies, Inc.

ODIE C. DONALD, 58, Director since 1998

•	President of Odie Donald Investment Enterprises, LLC, a private investment firm, since August 2003.

•

Consultant to (from July 2001 through December 2002) and President of (from April 2000 to July 2001) DIRECTV, Inc., a direct broadcast satellite television service and a unit of Hughes Electronics Corporation.

•	Chief Executive Officer of Cable & Wireless Plc, a communications company serving the Caribbean and Atlantic Islands, from 1999 to 2000.

•	Retired after a 26-year career with BellSouth Corporation, where he held various positions, including:

•

Group President—Customer Operations for BellSouth Telecommunications, Inc., a provider of tariffed wireline telecommunications services and a wholly owned subsidiary of BellSouth Corporation, from 1998 to 1999.

•	President of BellSouth Mobility, a cellular communications company, from 1992 to 1998.

DAVID H. HUGHES, 64, Director since 2001

•

Retired; Chairman from 1986 to April 2006 and Chief Executive Officer from 1974 through May 2003 of Hughes Supply, Inc., a diversified wholesale distributor of construction and industrial materials, equipment and supplies.

•	Member of the Board of Directors of:

•	SunTrust Banks, Inc.

CHARLES A. LEDSINGER, JR., 58, Director since 2005

•

Vice Chairman since September 2006 and non-executive employee since June 2008, Chief Executive Officer from August 1998 until June 2008 and President from August 1998 to September 2006 of Choice Hotels International, Inc., a lodging franchisor.

•

President and Chief Operating Officer of St. Joe Company, a diversified real estate operating company, from February 1998 to August 1998, and Senior Vice President and Chief Financial Officer from May 1997 to February 1998.

•	Senior Vice President and Chief Financial Officer of Harrah’s Entertainment, Inc., a casino operator and formerly a division of Promus Companies, Incorporated, from June 1995 to April 1997.

•	Senior Vice President and Chief Financial Officer of Promus Companies, Incorporated, a hotel operator, from August 1990 to June 1995.

•	Member of the Board of Directors of:

•	Choice Hotels International, Inc.

•	FelCor Lodging Trust Incorporated

WILLIAM M. LEWIS, JR., 52, Director since 2005

•	Managing Director and Co-Chairman of Investment Banking for Lazard Ltd, an investment banking firm, since April 2004.

•

From 1978 to 1980 and from 1982 to April 2004, held various positions with Morgan Stanley, an investment banking firm, including Managing Director and Co-Head of the Global Banking Department from 1999 to 2004.

•	Member of the Board of Directors of:

•	Federal Home Loan Mortgage Corporation (Freddie Mac)

SENATOR CONNIE MACK, III, 67, Director since 2001

•	Senior Policy Advisor for King & Spalding LLP, a law firm, since February 2005.

•	Senior Policy Advisor for Shaw, Pittman, Potts & Trowbridge, a law firm, from February 2001 to February 2005.

•	United States Senator (R-Florida) from 1988 to 2000.

•	United States Congressman (R-Florida) from 1982 to 1988.

•	Member of the Board of Directors of:

•	EXACT Sciences Corporation

•	Genzyme Corporation

•	Moody’s Corporation

ANDREW H. (DREW) MADSEN, 52, Director since 2004

•	Our President and Chief Operating Officer since November 2004.

•	Our Senior Vice President and President of Olive Garden® from March 2002 to November 2004.

•	Our Executive Vice President of Marketing for Olive Garden from December 1998 to March 2002.

•	President of International Master Publishers, Inc., a developer and marketer of consumer information products, from 1997 until December 1998.

•

From 1993 to 1997, held various positions at James River Corporation (now part of Georgia-Pacific Corporation, a paper and building products manufacturer), including Vice President and General Manager for the Dixie consumer products unit.

CLARENCE OTIS, JR., 52, Director since 2004

•	Chairman of the Board since November 2005.

•	Our Chief Executive Officer since November 2004.

•	Our Executive Vice President from March 2002 until November 2004 and President of Smokey Bones Barbeque & Grill® from December 2002 until November 2004.

•	Our Senior Vice President from December 1999 until March 2002, and Chief Financial Officer from December 1999 until December 2002.

•

Joined us in 1995 as Vice President and Treasurer, and served as Senior Vice President, Investor Relations from July 1997 to August 1998, and as Senior Vice President, Finance and Treasurer from August 1998 until December 1999.

•	Managing Director and Manager of Public Finance, Chemical Securities, Inc. (now J.P. Morgan Securities, Inc.), an investment banking firm, from 1991 to 1995.

•	Member of the Board of Directors of:

•	Verizon Communications, Inc.

•	VF Corp.

MICHAEL D. ROSE, 66, Director since 1995

•	Chairman of the Board of First Horizon National Corporation, a national financial services company, since January 2007.

•	Chairman, Executive Committee, of Gaylord Entertainment Company, a diversified entertainment company, since April 2001.

•	Chairman of the Board of Gaylord Entertainment Company from April 2001 to May 2005.

•	Private investor and Chairman of the Board of Midaro Investments, Inc., a privately held investment firm, from 1998 to present.

•	Chairman of the Board of Promus Hotel Corporation, a franchiser and operator of hotel brands and formerly a division of Promus Companies, Incorporated, from 1995 to 1997.

•	Chairman of the Board of Harrah’s Entertainment, Inc., a casino operator and formerly a division of Promus Companies, Incorporated, from 1995 to 1996.

•	Chairman of the Board from 1990 to 1995 and Chief Executive Officer from 1990 to 1994 of Promus Companies, Incorporated, a hotel operator.

•	Member of the Board of Directors of:

•	First Horizon National Corporation

•	Gaylord Entertainment Company

•	General Mills, Inc.

MARIA A. SASTRE, 53, Director since 1998

•

Vice President, International, Latin America and Caribbean Sales and Marketing, Royal Caribbean International, Celebrity Cruises and Azamara Cruises, all units of Royal Caribbean Cruises Ltd., a global cruise line company, since January 2005.

•	Vice President, Total Guest Satisfaction Services for Royal Caribbean International, a unit of Royal Caribbean Cruises, Ltd., from 2000 to January 2005.

•

Vice President for Latin America and Miami from 1995 to 1999 and Director of International Sales and Marketing for Asia, Europe and Latin America from 1994 to 1995 for United Air Lines, Inc., a commercial air transportation company.

•	Member of the Board of Directors of:

•	Laidlaw International, Inc.

•	Publix Super Markets, Inc.

JACK A. SMITH, 73, Director since 1995

•	President of SMAT, Inc., a private consulting company specializing in consumer services, since 1999.

•	Chairman of the Board from 1994 until 1999 and Chief Executive Officer from 1987 to 1998 of The Sports Authority, Inc., a national sporting goods chain, which he founded in 1987.

•

Prior to founding The Sports Authority, held various executive management positions with major national retailers, including Herman’s Sporting Goods (Chief Operating Officer), Sears, Roebuck and Co. and Montgomery Ward & Co.

•	Member of the Board of Directors of:

•	Carrols Restaurant Group, Inc

The Board of Directors recommends a vote FOR the election of each of the named director nominees listed above.

PROPOSAL 2

APPROVAL OF AMENDED DARDEN RESTAURANTS, INC.

2002 STOCK INCENTIVE PLAN

We are seeking approval of an amendment to our Darden Restaurants, Inc. 2002 Stock Incentive Plan (“2002 Plan”) to increase the number of shares available for issuance under the plan from 9,550,000 to 12,700,000.

The Board of Directors recommends a vote FOR the approval of the amended Darden Restaurants, Inc. 2002 Stock Incentive Plan.

Background

The 2002 Plan was adopted by the Board of Directors on July 26, 2002 and approved by our shareholders on September 19, 2002. Amendments to the 2002 Plan were approved by the Board on June 16, 2006, and by our shareholders on September 15, 2006. The 2002 Plan provides for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards and other stock and stock-based awards to employees, officers, consultants, advisors and non-employee directors providing services to Darden Restaurants, Inc. or any of our affiliates that the Compensation Committee of our Board of Directors determines is an eligible person.

The 2002 Plan and the RARE Hospitality International, Inc. (“RARE”) Amended and Restated 2002 Long-Term Incentive Plan (“RARE Plan”), which is described under “Equity Compensation Plan Information—RARE Plan,” are our only plans that allow us to issue shares of our common stock in connection with future awards of equity-based compensation. Up to an aggregate of 9,550,000 and 3,899,227 shares of our common stock can presently be issued pursuant to awards, under the 2002 Plan and the RARE Plan, respectively, subject to adjustment pursuant to a stock split or other recapitalization in order to prevent dilution or enlargement of the benefits intended under the 2002 Plan and the RARE Plan. As of June 30, 2008, under the 2002 Plan and the RARE Plan, approximately 2,132,673 and 522,785 common shares, respectively, remained available for awards.

On June 20, 2008, the Board of Directors adopted an amendment to the 2002 Plan, subject to approval of our shareholders, to increase the maximum number of shares that are authorized for issuance under the 2002 Plan from 9,550,000 to 12,700,000.

A copy of the amended 2002 Plan is attached as Exhibit A to this Proxy Statement and is marked to show the amended language. We are asking you to approve the amended 2002 Plan at the annual meeting. The amended 2002 Plan will become effective upon approval by the shareholders. Approval of the amended 2002 Plan will have no effect on our other stock plans, which are described below under “Equity Compensation Plan Information.” Those plans will remain in effect whether or not the amended 2002 Plan is approved. The following summary of the amended 2002 Plan is qualified in its entirety by reference to the full text of the amended 2002 Plan.

Description of the 2002 Plan

Purpose

The Board believes that our success depends in large measure on our ability to attract and retain highly qualified officers, employees and non-employee directors who are motivated to put forth maximum effort on our behalf and on behalf of our shareholders. Compensation based on our common stock encourages these persons to align their interest with that of shareholders. The Board believes that the continuation of stock-based compensation programs is essential in attracting, retaining and motivating these individuals to enhance the growth of Darden and our subsidiaries, and the amended 2002 Plan allows for the continued use of stock-based compensation.

Eligibility and Term

Our employees, officers, consultants, advisors and non-employee directors providing services to us or any of our affiliates are eligible to receive awards under the amended 2002 Plan. As of June 30, 2008, approximately 780 individuals were eligible to participate in the amended 2002 Plan. The term of the amended 2002 Plan is indefinite, but awards may have a term of no more than ten years, and incentive stock options may not be granted following July 26, 2012.

Administration

The amended 2002 Plan is administered by the Compensation Committee of the Board of Directors, which is composed solely of non-employee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (“Exchange Act”) and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (“Code”). The amended 2002 Plan has been designed to meet the requirements of Section 162(m) of the Code regarding the deductibility of executive compensation, and is administered in accordance with the requirements for the award of “qualified performance-based compensation.” In addition, although all stock options granted under the amended 2002 Plan have been non-qualified stock options, it is intended that the amended 2002 Plan continue to qualify as an incentive stock option plan meeting the requirements of Section 422 of the Code.

The Compensation Committee may (subject to express limitations in the amended 2002 Plan):

•	Designate persons eligible for awards under the amended 2002 Plan;

•	Determine the type of award and number of shares covered by each award;

•	Determine the terms and conditions of any award or award agreement, including whether a participant shall be required to deposit shares of our common stock as a condition to receiving an award;

•	Accelerate the exercisability of (or lapse of restrictions relating to) any award;

•	Determine the types of consideration that may be used to exercise an award;

•	Interpret and administer the amended 2002 Plan and any award agreement; and

•	Establish rules for the administration of the amended 2002 Plan.

The Compensation Committee may also determine whether an award may be canceled, forfeited or suspended, and may amend or waive the terms and conditions of an outstanding award, but may not reprice, adjust or amend the exercise price of any outstanding stock option or SAR, whether through amendment, cancellation and replacement grant or any other means, except to prevent dilution or enlargement of the benefits intended under the amended 2002 Plan in the case of a stock split or other recapitalization. The Compensation Committee may delegate its power under the amended 2002 Plan to one or more directors, including a director who is also a senior executive officer of Darden, except that the Compensation Committee may not delegate its powers to grant awards to our executive officers or directors who are subject to Section 16 of the Exchange Act or in a way that would violate Section 162(m) of the Code. The Board of Directors also may exercise the powers of the Compensation Committee at any time, provided its actions would comply with Section 162(m) of the Code.

Shares Available for Issuance

The aggregate number of shares of common stock that may be issued under all awards made under the amended 2002 Plan will be 12,700,000, subject to adjustment pursuant to a stock split or other recapitalization in order to prevent dilution or enlargement of the benefits intended under the amended 2002 Plan.

The amended 2002 Plan contains limitations on the number of shares that may be subject to certain awards. No eligible person may be granted awards under the amended 2002 Plan in any calendar year, the value of which is based solely on an increase in the value of our common stock after the date of grant of the award, for more than 1,000,000 shares, in the aggregate, subject to adjustment pursuant to a stock split or other recapitalization as provided in the amended 2002 Plan. The maximum number of shares available for granting incentive stock options under the amended 2002 Plan will be 12,700,000, subject to adjustment pursuant to a stock split or other recapitalization as provided in the amended 2002 Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.

The Compensation Committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the amended 2002 Plan.

If an award entitles the holder to receive or purchase shares of our common stock, the shares covered by such award or to which the award relates shall be counted against the aggregate number of shares available for awards under the amended 2002 Plan as follows:

•	With respect to stock options and SARs, the number of shares available for awards shall be reduced by one share for each share covered by such award or to which the award relates;

•

For SARs settled in shares upon exercise, the aggregate number of shares with respect to which the SAR is exercised, rather than the number of shares actually issued upon exercise, shall be counted against the number of shares available for awards under the amended 2002 Plan;

•

With respect to any awards granted after the 2006 Annual Meeting of Shareholders, other than stock options and SARs, the number of shares available for awards shall be reduced by two shares for each share covered by such award or to which such award relates; and

•

Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash shall not be counted against the aggregate number of shares available for awards under the amended 2002 Plan.

If any shares covered by an award or to which an award relates are not purchased or are forfeited or are reacquired by us (including shares of restricted stock, whether or not dividends have been paid on such shares), or if an award otherwise terminates or is cancelled without delivery of any shares, then the number of shares counted pursuant to the amended 2002 Plan against the aggregate number of shares available under the amended 2002 Plan with respect to such award, to the extent of any such forfeiture, reacquisition, termination or cancellation, shall again be available for granting awards under the amended 2002 Plan. The amended 2002 Plan does not provide, however, for “net share counting,” so that shares that are used to pay the purchase price or exercise price of an award or used in connection with the satisfaction of tax obligations relating to an award will not be added to the number of shares available for granting awards under the amended 2002 Plan.

Types of Awards

Under the amended 2002 Plan, the Compensation Committee may award stock options (including both incentive and non-qualified stock options), SARs, restricted stock, restricted stock units, dividend equivalents, stock awards and other stock-based awards, and any combination of these awards. The exercise price per share under any stock option, the grant price of any SAR, and the purchase price of any security that may be purchased under any other stock-based awards generally will not be less than 100% of the fair market value of our common stock on the date of grant.

Awards may be granted to participants for no cash consideration or for any cash or other consideration required by the Compensation Committee or applicable law, except that stock options or SARs that are not in-the-money may not be used as consideration for the grant of any award or cancelled and replaced with a grant of the same type or a different type of award under the amended 2002 Plan. Awards may provide that upon the grant or exercise thereof the holder will receive shares of common stock, cash or any combination thereof, as the Compensation Committee determines. All awards shall be evidenced by written notices or agreements containing the terms and conditions of the awards.

Stock Options. The holder of an option will be entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The option exercise price may be payable either in cash or, at the discretion of the Compensation Committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price. The amended 2002 Plan provides that unless otherwise determined by the Compensation Committee, the fair market value of shares on a given date will be the average of the high and low sale prices of our common stock reported on the New York Stock Exchange on that date (or, if not open for trading on that date, on the most recent preceding date when it was open for trading); however, the Compensation Committee has determined that the fair market value of shares on a given date shall be the closing sales price of our common stock as reported on the New York Stock Exchange.

SARs. The holder of a SAR will be entitled to receive the excess of the fair market value of one share of our common stock on the date the SAR is exercised (or, if the Compensation Committee so provides, as of any time during a specified period before or after the exercise date) over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the Compensation Committee.

Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Compensation Committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the Committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the Compensation Committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee. The minimum vesting period for these awards is three years from the date of grant, unless the award is conditioned on individual performance or the performance of Darden or our affiliates, in which case the award may vest over a period of at least one year from the date of grant. The Compensation Committee also may permit accelerated vesting in the case of a participant’s death, disability or retirement or a change in control of Darden. If the participant’s employment or service as a director terminates during the restriction period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the Compensation Committee determines that it would be in our best interest to waive the remaining restrictions.

Dividend Equivalents. The holder of a dividend equivalent with respect to an award will be entitled to receive payments (in cash, shares of our common stock, other securities or other property) equivalent to the amount of cash dividends paid by us to our shareholders, with respect to a number of shares determined by the Compensation Committee, subject to the terms of the amended 2002 Plan and the applicable award agreement. Dividend equivalents will be subject to other terms and conditions determined by the Compensation Committee, but the Compensation Committee may not grant dividend equivalents in connection with grants of stock options or SARs.

Stock Awards for Non-Employee Directors. The Compensation Committee may grant unrestricted shares to non-employee directors for purposes consistent with the amended 2002 Plan, subject to terms and conditions determined by the Compensation Committee.

Other Stock-Based Awards. The Compensation Committee also is authorized to grant other types of awards that are denominated or payable in or otherwise related to our common stock, subject to terms and conditions determined by the Compensation Committee.

Transferability

Awards may only be transferred by will or by the laws of descent and distribution, except that a participant who is subject to Section 16 of the Exchange Act and has reached age 55 with ten years of service may make a gift of a non-qualified stock option to a “family member” as defined by the amended 2002 Plan. No award and no right under any award shall be transferable for consideration. During the lifetime of a participant, an award may be exercised only by the participant to whom the award is granted, except that non-qualified stock options transferred by a Section 16 reporting person to a “family member” may be exercised during the participant’s lifetime by the participant or the family member transferee.

Amendments

The Board of Directors may amend or terminate the amended 2002 Plan at any time, except that prior shareholder approval will be required for any amendment to the amended 2002 Plan that:

•

Requires shareholder approval under the rules or regulations of the SEC, the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to us;

•	Increases the number of shares authorized under the amended 2002 Plan (except in the case of a stock split or other recapitalization);

•	Increases the number of shares subject to the award limitations described above under “Shares Available for Issuance” (except in the case of a stock split or other recapitalization);

•	Permits repricing of outstanding stock options or SARs (except in the case of a stock split or other recapitalization); or

•	Permits the award of stock options or SARs with an exercise price less than 100% of the fair market value of a share of common stock on the date of grant.

Subject to the provisions of the amended 2002 Plan or an award agreement, the Compensation Committee may not amend any outstanding award agreement without the participant’s consent, if the action would adversely affect the participant’s rights.

Federal Income Tax Consequences

Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of common stock acquired on the date of exercise over the exercise price, and we will be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax may arise), and we will not be entitled to an income tax deduction but may incur a payroll tax liability. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of common stock received are taxable to the recipient as ordinary income and deductible by us.

Disposition of Shares Received upon Exercise of Options and SARs. The tax consequence to a holder of an option or SAR upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and upon whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

Awards Other than Options and SARs. As to other awards granted under the amended 2002 Plan that are payable either in cash or shares of common stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of common stock received (determined as of the date of receipt) over (b) the amount (if any) paid for the shares of common stock by the holder of the award. We will be entitled at that time to an income tax deduction for the same amount.

As to an award that is payable in shares of common stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made under the Code, the holder of the award must recognize ordinary income equal to the excess of (x) the fair market value of the shares of common stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (y) the amount (if any) paid for the shares by the holder. We will be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and certain other performance awards paid under the amended 2002 Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the amended 2002 Plan.

Application of Section 16. Special rules may apply to individuals subject to Section 16 of the Exchange Act if they purchase shares of our stock in a transaction that is not exempt under Section 16 within six months of an option exercise. In that case, unless a special election is made pursuant to the Code, shares received through exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of our income tax deduction, are determined as of the end of that period.

Delivery of Shares for Tax Obligation. Under the amended 2002 Plan, the Compensation Committee may permit participants receiving or exercising awards, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to deliver shares of common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the holder of the award) to us to satisfy federal and state tax obligations.

Section 409A of the Code. The Compensation Committee will administer and interpret the amended 2002 Plan and all award agreements in a manner consistent with the intent to satisfy the requirements of Section 409A of the Code to avoid any adverse tax results thereunder to a holder of an award. If any provision of the amended 2002 Plan or any award agreement would result in such adverse consequences, the Compensation Committee may amend that provision or take other necessary action to avoid any adverse tax results and no such action shall be deemed to impair or otherwise adversely affect the rights of any holder of an award under the amended 2002 Plan.

Future Awards

No awards made under the amended 2002 Plan prior to the date of the 2008 Annual Meeting of Shareholders have been made subject to shareholder approval of the amended 2002 Plan. The number and types of awards that will be granted under the amended 2002 Plan in the future are not determinable, as the Compensation Committee will make these determinations in its sole discretion. The market price per share of our common stock as of June 30, 2008 was $31.94.

Prior Awards Under the 2002 Plan

The following table sets forth the number of common shares covered by options and other awards granted to the executive officers named in the Summary Compensation Table on page 49, director nominees and the specified groups set forth below under the 2002 Plan as of June 30, 2008.

Name and Position	Stock Options Granted	Restricted Stock Granted	Stock Granted	Performance Stock Units Granted
Clarence Otis, Jr., Chairman, Chief Executive Officer and director nominee	528,753	102,500	0	61,051
Andrew H. Madsen, President and Chief Operating Officer and director nominee	405,162	85,000	0	44,934
C. Bradford Richmond, Senior Vice President and Chief Financial Officer	97,489	11,999	0	16,815
David T. Pickens, Senior Vice President and President, Olive Garden	200,622	39,875	0	22,800
Eugene I. Lee, Jr., President, Specialty Restaurant Group	0	15,493	0	0
All current executive officers as a group (12 persons)	1,762,372	370,063	0	218,261
All current non-executive directors as a group (10 persons)	168,237	0	72,699	0
Leonard L. Berry, director nominee	12,000	0	4,225	0
Odie C. Donald, director nominee	12,000	0	8,451	0
David H. Hughes, director nominee	14,254	0	8,451	0
Charles A. Ledsinger, Jr., director nominee	28,853	0	9,320	0
William M. Lewis, Jr., director nominee	27,924	0	9,320	0
Senator Connie Mack III, director nominee	12,000	0	4,225	0
Michael D. Rose, director nominee	25,206	0	8,451	0
Maria A. Sastre, director nominee	12,000	0	7,580	0
Jack A. Smith, director nominee	12,000	0	8,451	0
Each associate of the above-mentioned directors, executive officers or nominees	0	0	0	0
Each other person who received or is to receive five percent of such awards	0	0	0	0
All current employees (other than executive officers) as a group (680 persons)	2,782,952	807,576	0	316,291

Equity Compensation Plan Information

The following table gives information about our common shares that may be issued as of May 25, 2008 under our 2002 Plan, the RARE Plan, our Stock Option and Long-Term Incentive Plan of 1995 (“1995 Plan”), our Restaurant Management and Employee Stock Plan of 2000 (“2000 Plan”), our Stock Plan for Directors (“Director Stock Plan”), our Compensation Plan for Non-Employee Directors (“Director Compensation Plan”) and our Employee Stock Purchase Plan.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	14,323,530	$24.90	3,194,251	(3)
Equity compensation plans not approved by security holders	3,346,349	$26.93	522,785	(4)
Total	17,669,879	$25.38	3,717,036

(1)	Includes deferred compensation obligations and restricted stock units and performance stock units that may be paid out in common stock.

(2)	Includes the 2002 Plan, 1995 Plan and Employee Stock Purchase Plan. Effective with amendments to the 2002 Plan that were approved by our shareholders at the 2006 Annual Meeting of Shareholders in September 2006, the 2002 Plan has a “fungible share pool” approach to account for authorized shares. With respect to stock options and stock appreciation rights (SARs), the number of shares available for awards is reduced by one share for each share covered by such award or to which the award relates. With respect to awards granted after the 2006 Annual Meeting of Shareholders, other than stock options and SARs, the number of shares available for awards is reduced by two shares for each share covered by such award or to which such award relates. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash are not counted against the aggregate number of shares available for awards under the 2002 Plan.

(3)	In addition to grants of options, warrants or rights, includes up to 2,132,673 shares of common stock or other stock-based awards that may be issued under the 2002 Plan, and up to 1,061,578 shares of common stock that may be issued under the Employee Stock Purchase Plan. Does not include shares under the 1995 Plan because no new awards may be made under that plan.

(4)	Includes the RARE Plan, 2000 Plan, Director Stock Plan and Director Compensation Plan. Includes up to 522,785 shares of common stock or other stock-based awards that may be issued under the RARE Plan. Darden acquired RARE Hospitality International, Inc. on October 1, 2007. No new awards may be made under the 2000 Plan, Director Stock Plan or Director Compensation Plan, but options outstanding under the plans may be exercised in accordance with their terms.

RARE Plan. The Company acquired RARE October 1, 2007. The RARE Plan has not been approved by Darden’s shareholders, but was approved by the shareholders of RARE on May 8, 2007. The RARE Plan now is administered by the Compensation Committee of the Company’s Board of Directors, and provides for the issuance of Company common stock in connection with awards of non-qualified stock options, incentive stock options, restricted stock and restricted stock units. Persons eligible to receive awards under the RARE Plan are any employee, officer, director, consultant or advisor of the Company who, as of September 30, 2007, was an employee, officer, director, consultant or advisor to RARE or its subsidiaries or affiliates. The RARE Plan is designed to meet the requirements of Section 162(m) of the Code regarding the deductibility of executive compensation. The exercise price of stock options shall be determined by the Compensation Committee, but shall not be less than the fair market value of a share of Company Common Stock as of the grant date. No new awards may be granted under the RARE Plan after May 10, 2014, but the plan shall remain in effect as long as any awards under the plan are outstanding. The RARE Plan allows the Compensation Committee to specify the conditions of the awards, including but not limited to the vesting period, option period, termination provisions and transferability provisions.

The Company’s Compensation Committee further amended the RARE Plan on June 19, 2008, to provide a “fungible share pool” approach to manage authorized shares under the RARE Plan. If an award under the RARE Plan entitles the holder to receive or purchase shares of common stock, the shares covered by such award or to which the award relates shall be counted against the aggregate number of shares available for awards under the RARE Plan as follows:

•	With respect to stock options, the number of shares available for awards shall be reduced by one share for each share covered by such award or to which the award relates;

•

With respect to awards that were granted on or after June 19, 2008, other than stock options, the number of shares available for awards shall be reduced by two shares for each share covered by such award or to which such award relates; and

•

Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash shall not be counted against the aggregate number of shares available for awards under the RARE Plan.

If any shares covered by an award under the RARE Plan or to which an award relates are not purchased or are forfeited or are reacquired by the Company (including shares of restricted stock, whether or not dividends have been paid on such shares), or if an award otherwise terminates or is cancelled without delivery of any shares, then the number of shares counted pursuant to the RARE Plan against the aggregate number of shares available under the RARE Plan with respect to such award, to the extent of any such forfeiture, reacquisition, termination or cancellation, shall again be available for granting awards under the RARE Plan. The RARE Plan does not provide, however, for “net share counting,” so that shares that are used to pay the exercise price of a stock option or are withheld upon exercise of a stock option to satisfy tax withholding requirements will not be added to the number of shares available for granting awards under the RARE Plan.

The aggregate number of shares of common stock that may be issued under all awards made under the RARE Plan is 3,899,227, subject to adjustment pursuant to a stock split or other recapitalization in order to prevent dilution or enlargement of the benefits intended under the RARE Plan. As of June 30, 2008, a total of 522,785 shares remain available for future grants under the RARE Plan.

2000 Plan. The 2000 Plan provides for the issuance of up to 5,400,000 shares of common stock out of our treasury as nonqualified stock options, restricted stock or restricted stock units. No awards could be made under the 2000 Plan after January 1, 2004, but options and other awards granted prior to that time remain outstanding and will vest in accordance with their terms. Only our employees other than executive officers were eligible to receive awards under the 2000 Plan. The purpose of the 2000 Plan is to provide incentives and awards to employees who may be responsible for the management, growth and sound development of our restaurants, and to align the interests of employees with the interests of our shareholders. The 2000 Plan is administered by the Compensation Committee of the Board of Directors. The exercise price of a stock option granted under the 2000 Plan could not be less than the fair market value of the underlying stock on the date of grant, and no option could have a term of more than ten years. The options that are currently outstanding under the 2000 Plan generally vest one to four years after the date of grant and expire ten years from the date of grant. The 2000 Plan was approved by our Board of Directors.

Director Stock Plan. The Director Stock Plan provides for the issuance of up to 375,000 shares of common stock out of our treasury as non-qualified stock options, restricted stock, restricted stock units or stock awards. No awards could be made under the Director Stock Plan after September 30, 2000, but options and other awards granted prior to that time remain outstanding and will vest in accordance with their terms. Our non-employee directors were the only persons eligible to receive awards under the Director Stock Plan. The purpose of the Director Stock Plan is to provide incentives and awards to non-employee directors to align their interests with those of our shareholders. The Director Stock Plan is administered by the Compensation Committee of the Board of Directors. The exercise price of a stock option granted under the Director Stock Plan could not be less than the fair market value of the underlying stock on the date of grant, and no option could have a term of more than ten years. The options that are currently outstanding under the Director Stock Plan generally vest one to three years after the date of grant and expire ten years from the date of grant. The restrictions on restricted stock and restricted stock units granted under the Director Stock Plan generally lapse one year after the date of grant. The Director Stock Plan was approved by our Board of Directors.

Director Compensation Plan. The Director Compensation Plan provides for the issuance of up to 105,981 shares of common stock out of our treasury. No awards could be made under the Director Compensation Plan after September 30, 2005, but awards granted prior to that time remain outstanding and will vest in accordance with their terms. The Director Compensation Plan allowed us to award cash, deferred cash or common stock. Our non-employee directors were the only persons eligible to receive awards under the Director Compensation Plan. The purpose of the Director Compensation Plan is to provide incentives and awards to non-employee directors to align their interests with those of our shareholders. The Director Compensation Plan is administered by the Compensation Committee of the Board of Directors and was approved by the Board.

The Board of Directors recommends a vote FOR the approval of the amended Darden Restaurants, Inc. 2002 Stock Incentive Plan.

MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Meetings. During the fiscal year ended May 25, 2008, the Board of Directors met eight times, with no actions taken by written consent, and the various committees of the Board met or took action a total of 29 times, three of which were by written action. For the period of his or her Board service in fiscal 2008, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which the director served.

Independence. Our Board has affirmatively determined, by resolution of the Board as a whole, that the following directors have no direct or indirect material relationship with us and satisfy the requirements to be considered “independent” as defined in our Corporate Governance Guidelines and the New York Stock Exchange listing standards: Leonard Berry, Odie Donald, David Hughes, Charles Ledsinger, Jr., William Lewis, Jr., Senator Connie Mack, III, Michael Rose, Maria Sastre, and Jack Smith.

Lead Director. Our non-employee directors have designated Odie C. Donald to serve as Lead Director to chair the Board’s executive sessions of non-employee directors. The Lead Director also advises the Chairman of the Board and committee Chairs with respect to agendas and information needs relating to Board and committee meetings, and performs such other duties as the Board may from time to time assign to assist the Board in fulfilling its responsibilities

Communications with Board. We believe that communication between the Board, shareholders and other interested parties is an important part of our corporate governance process. To this end, our Board has adopted Shareholder Communication Procedures that are posted on our website. In general, shareholders may send communications to the attention of the Board, any individual director or the non-management directors as a group, through the Lead Director. Communications may be sent in writing or via email to: Odie C. Donald, Lead Director, Darden Restaurants, Inc., c/o Paula J. Shives, Senior Vice President, General Counsel and Secretary, 5900 Lake Ellenor Drive, Orlando, Florida 32809. Email: leaddirector@darden.com.

The Corporate Secretary will act as agent for the Lead Director in facilitating direct communications to the Board. The Corporate Secretary will review, sort and summarize the communications. The Corporate Secretary will not, however, “filter out” any direct communications from being presented to the Lead Director without instruction from the Lead Director, and in such event, any communication that has been filtered out will be made available to any non-employee director who asks to review it. The Corporate Secretary will not make independent decisions with regard to what communications are forwarded to the Lead Director. The Lead Director will forward communications as appropriate to the Board, individual directors or the non-management directors as a group, and will respond to communications or direct others to respond, as appropriate.

Identifying and Evaluating Director Nominees. Our Nominating and Governance Committee has adopted a Director Nomination Protocol that is posted on our website as Appendix A to the Nominating and Governance Committee charter and that describes in detail the process we use to fill vacancies and add new members to our Board of Directors.

Under the Director Nomination Protocol, in general, while there are no specific minimum qualifications for nominees, any candidate for service on our Board should possess the highest personal and professional ethics and be committed to representing the long-term interests of our shareholders. Director candidates should be committed to our core values (integrity and fairness, respect and caring, diversity, always learning—always teaching, being of service, teamwork and excellence) and possess a wide range of experience in the business world. We also will consider the candidate’s independence under applicable New York Stock Exchange rules.

The Nominating and Governance Committee will identify potential candidates for nomination, and a search firm may be engaged to identify additional candidates and assist with initial screening. The Chair of the

Committee and the Chief Executive Officer perform the initial screening, obtain and review additional information, and identify candidates that they feel are best qualified to serve. The Chair of the Nominating and Governance Committee, the Chief Executive Officer and one or more representatives of the Board appointed by the Chairman of the Board will meet with the leading candidates to further assess their qualifications and fitness. The Board representatives and Chief Executive Officer will make a recommendation concerning the candidate to the Nominating and Governance Committee, which will consider whether to recommend the candidate to the full Board for nomination.

Director Candidates Recommended by Shareholders. The Nominating and Governance Committee will consider candidates recommended by shareholders. The procedures that shareholders should use to nominate directors are provided above under the question “May shareholders nominate directors or submit other business for next year’s annual meeting?” There are no differences in the manner of evaluation if the nominee is recommended by a shareholder.

Director Attendance at Annual Meeting of Shareholders. Our Corporate Governance Guidelines provide that directors are expected to attend all scheduled Board and committee meetings and the annual meeting of shareholders. All of our directors attended last year’s annual meeting of shareholders.

Board Committees

General. Our Board has six committees that operate under charters adopted by the Board of Directors. The charters for all of our committees are posted on our website at www.darden.com. Copies are available in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. Each member of every committee, except the Executive Committee, is an outside, independent director as defined in our Corporate Governance Guidelines and the New York Stock Exchange listing standards. Unless otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Executive Committee. The Executive Committee consists of six directors: Mr. Otis (Chair), Mr. Donald, Mr. Rose, Ms. Sastre, Mr. Smith and Ms. Wilson. The Executive Committee did not meet during fiscal 2008. Under our bylaws, the Executive Committee has the authority to take all actions that could be taken by the full Board of Directors. The Executive Committee may meet between regularly scheduled Board meetings to take such action as it determines is necessary for our efficient operation.

Audit Committee. The Audit Committee consists of four outside, independent directors: Mr. Smith (Chair), Mr. Hughes, Senator Mack and Ms. Sastre. The Board has determined that Mr. Smith is an “audit committee financial expert” as required by SEC rules and that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards. The Audit Committee met seven times during fiscal 2008. The Audit Committee has sole responsibility for appointing and terminating our independent registered public accounting firm. The Audit Committee meets separately with representatives of our independent registered public accounting firm and with representatives of senior management and our internal audit department. The Audit Committee’s primary purpose is to assist the Board in its oversight responsibilities to shareholders, specifically with respect to:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The independent registered public accounting firm’s qualifications and independence; and

•	The performance of our internal audit function and independent registered public accounting firm.

Another primary purpose of the Audit Committee is to furnish the report required by the SEC’s proxy rules that appears below in this proxy statement under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee consists of five outside, independent directors: Mr. Rose (Chair), Dr. Berry, Mr. Donald, Mr. Ledsinger and Ms. Wilson. The Compensation Committee met eight times during fiscal 2008 and acted by written consent three times. The primary responsibilities of the Compensation Committee include the following:

•

Review and approve corporate goals and objectives relevant to Chairman and Chief Executive Officer’s compensation, evaluate the Chairman and Chief Executive Officer’s performance in light of those goals and objectives, and make recommendations to the other independent directors who shall, together with the Compensation Committee, determine and approve the Chairman and Chief Executive Officer’s compensation based on this evaluation;

•

Make recommendations to the other independent directors who shall, together with the Compensation Committee, review and approve the compensation for employee directors other than the Chairman and Chief Executive Officer;

•	Review and approve the compensation of executive officers other than the Chairman and Chief Executive Officer and other employee directors;

•	Make recommendations to the other independent directors who shall, together with the Committee, determine and approve the compensation for the non-employee independent directors;

•

Review and discuss with management the Compensation Discussion and Analysis required to be included in our proxy statement and Annual Report on Form 10-K and, based on such review and discussion, determine whether or not to recommend to the Board that the Compensation Discussion and Analysis be so included; and

•	Produce the annual Compensation Committee Report for inclusion in our proxy statement.

Nominating and Governance Committee. The Nominating and Governance Committee consists of five outside, independent directors: Mr. Donald (Chair), Dr. Berry, Mr. Hughes, Mr. Rose and Mr. Smith. The Nominating and Governance Committee met five times during fiscal 2008. The primary responsibilities of the Nominating and Governance Committee are to:

•

Identify individuals qualified to become Board members, consistent with criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of shareholders;

•	Develop and recommend to the Board a set of corporate governance principles applicable to us; and

•	Oversee the evaluation of the Board.

The Nominating and Governance Committee has also adopted a Director Nomination Protocol that describes the process by which we intend to fill vacancies and add new members to our Board of Directors. The Protocol is attached as Appendix A to the Nominating and Governance Committee’s charter, and is posted on our website. The Protocol is described in more detail above under the heading “Board of Directors—Identifying and Evaluating Director Nominees.” The Nominating and Governance Committee also considers questions of possible conflicts of interest involving our directors and our senior executive officers, recommends to the Board those directors determined to satisfy the requirements for “independence” as set forth in our Corporate Governance Guidelines and approves or ratifies transactions with related parties pursuant to the Polices and Procedures attached as Appendix B to the Nominating and Governance Committee’s charter.

Finance Committee. The Finance Committee consists of four outside, independent directors: Ms. Sastre (Chair), Mr. Ledsinger, Mr. Lewis and Senator Mack. The Finance Committee met three times during fiscal 2008. The primary responsibilities of the Finance Committee are to:

•	Review the financial policies and performance objectives developed by management pertaining to capital spending and finance requirements, debt ratio, dividend policy and other financial matters;

•	Review material changes to our capital structure and financial arrangements, including timing and maturity of debt, common stock sales and repurchases, and acquisitions or joint ventures;

•	Review major borrowing commitments; and

•	Review and make recommendations regarding other significant financial transactions.

Public Responsibility Committee. The Public Responsibility Committee consists of five outside, independent directors: Ms. Wilson (Chair), Dr. Berry, Mr. Hughes, Mr. Lewis and Senator Mack. The Public Responsibility Committee met three times during fiscal 2008. The primary responsibilities of the Public Responsibility Committee are to:

•	Review our key public policy positions and the manner in which we conduct our government relations activities;

•	Review our actions in furtherance of our corporate social responsibility, including diversity; and

•	Review the impact of our procedures on employees, consumers and communities, especially with respect to environmental, health and safety issues.

DIRECTOR COMPENSATION

Annual Compensation of Directors

The Board of Directors approved the Darden Restaurants, Inc. Director Compensation Program effective as of October 1, 2005. The terms of the Program apply to all directors who are elected to the Board and are not employees of Darden or any of its subsidiaries. Directors who also are our employees do not receive additional compensation for serving on the Board. Shares for equity awards pursuant to the Director Compensation Program are drawn from our shareholder-approved equity compensation plan in effect from time to time pursuant to which we are authorized to grant stock and stock-based awards to directors, currently the 2002 Stock Incentive Plan.

During fiscal 2008, our Director Compensation Program provided for payments to directors of:

•	An annual retainer of $15,000 and meeting fees for regular or special Board meetings and committee meetings (“cash compensation”);

•	An initial award of non-qualified stock options to purchase 12,500 shares of Darden common stock upon becoming a director for the first time;

•	An additional award of non-qualified stock options to purchase 3,000 shares of common stock annually upon election or re-election to the Board; and

•	An annual award of common stock with a fair market value of $100,000 on the date of grant upon election or re-election to the Board.

The following provides further details on each of these components of compensation for our non-employee directors:

During fiscal 2008, each non-employee director received an annual retainer of $15,000 plus $1,000 for each Board meeting attended and $700 for each Board committee meeting attended. The Chairs of the Audit Committee and Compensation Committee each received an additional $10,000 annual retainer, and the Chairs of the other Board committees each received an additional $5,000 annual retainer. Each non-employee director was granted a non-qualified stock option to purchase 3,000 shares of our common stock upon re-election to the Board at the 2007 Annual Meeting of Shareholders. These options become exercisable one year after grant.

The non-employee directors’ remuneration is due and paid quarterly, unless the director elects to defer the payment. Directors may elect to have their cash compensation paid in any combination of current or deferred cash, common stock or salary replacement options. Deferred cash compensation may be invested on a tax-deferred basis in the same manner as deferrals under our FlexComp Plan, a non-qualified deferred compensation plan that currently allows for fifteen different investment fund options, including a common stock fund. In addition, each director may choose to receive, in lieu of their cash compensation, stock options determined to be of equal value to the foregone cash fees, which options are exercisable six months after grant. All of these stock options have an exercise price equal to the closing price of our common shares on the date of grant and have a term of ten years.

Each non-employee director received a stock grant valued at $100,000 upon election or re-election to the Board. The number of common shares received equals $100,000 divided by the fair market value of our common stock on the date of grant. The shares vest immediately, but are restricted from transfer for a period of one year. A director may elect to defer receipt of these shares until completion of Board service or beyond, in which case the director receives phantom stock units that settle in shares of our common stock and are entitled to dividend equivalents. A director may elect to receive 25% or 50% of the stock grant in cash instead of stock.

Our Compensation Committee regularly reviews our Director Compensation Program with the assistance of an independent consultant retained by the Committee (“Committee’s Consultant”). The Committee’s Consultant provides data on director compensation programs at a number of companies identified by the Committee and the

Committee’s Consultant as industry peers, as further described under the heading “Compensation Discussion and Analysis.” Currently, Towers Perrin has been retained and is acting as the Committee’s Consultant. In 2007, Towers Perrin conducted a review of our Director Compensation Program. Based on that review, the Committee recommended that the Board approve and the Board approved the amendment of the Director Compensation Program on December 14, 2007. The Director Compensation Program was amended to eliminate the payment of meeting fees for regular Board meetings, as well as the initial and annual grant of stock options. The effective date of our Director Compensation Program, as amended, is September 1, 2008.

Our Director Compensation Program, as amended, provides for payments to directors of:

•

An annual retainer of $60,000 and applicable meeting fees (of $2,000 per meeting) for committee meetings and special Board meetings, such as extraordinary meetings driven by an acquisition, as determined by the Board;

•	An additional annual retainer for the Chairs of the Audit and Compensation Committees of $10,000, and for Chairs of the other Board committees of $5,000; and

•	An annual award of common stock with a fair market value of $100,000 on the date of grant upon election or re-election to the Board.

We also pay the premiums on directors’ and officers’ liability and business travel accident insurance policies covering the directors and allow our directors to dine in our restaurants at any time at our expense. We reimburse directors for travel to Board meetings and related expenses and for costs incurred in connection with attending certain continuing education programs.

Fiscal 2008 Compensation of Non-Employee Directors

The table below sets forth, for each non-employee director, the amount of cash compensation paid and the number of stock options and stock awards received for his or her service during fiscal 2008.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(4)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Leonard L. Berry	32,500	99,992	44,280	0	0	2,024	178,796
Odie C. Donald	36,400	99,992	44,280	0	0	32,330	213,002
David H. Hughes	31,500	99,992	44,280	0	0	8,247	184,019
Charles A. Ledsinger, Jr.	28,300	99,992	44,280	0	0	6,396	178,968
William M. Lewis, Jr.	27,200	99,992	44,280	0	0	21,796	193,268
Senator Connie Mack, III	32,100	99,992	44,280	0	0	708	177,080
Michael D. Rose	41,400	99,992	44,280	0	0	33,319	218,991
Maria A. Sastre	34,000	99,992	44,280	0	0	7,457	185,729
Jack A. Smith	42,100	99,992	44,280	0	0	18,353	204,725
Rita P. Wilson	33,300	99,992	44,280	0	0	6,460	184,032

(1)

Includes all fees earned, including annual retainer fees, chairperson retainer and Board and committee meeting fees. The annual retainers and Board and committee meeting fees were payable at the end of each fiscal quarter and the amounts shown may have been delivered as cash, common stock, deferred cash or salary replacement options. Salary replacement options (SROs) are non-qualified stock options that are immediately vested but restricted from exercise for a period of six months. The number of stock options delivered is based on the amount of compensation forgone divided by 30% of the exercise price, which is determined by the closing price for Darden on the New York Stock Exchange on the grant date. The stock options expire 10 years from the grant date. Amounts foregone for SROs and the number of SROs awarded were as follows: Mr. Hughes, $9,550 and 752 SROs; Mr. Lewis, $27,200 and 2,479 SROs; Mr. Ledsinger, $28,300 and 2,607 SROs; and Mr. Rose, $41,400 and 3,807 SROs.

Cash amounts that are deferred are credited with the same rates of return and investment alternatives as amounts in the FlexComp Plan, Darden’s non-qualified deferred compensation plan. Cash amounts deferred for fiscal 2008 were as follows: Senator Mack, $32,100; Ms. Sastre, $34,000; and Mr. Smith, $42,100.

Amounts received as shares of common stock were as follows: Mr. Hughes, 643 shares with a market value of $21,870. The number of shares delivered is based on the amount of compensation earned divided by the closing price for Darden common stock on the New York Stock Exchange on the grant date.

(2)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 25, 2008, in accordance with SFAS No. 123(R). The assumptions used in calculating these amounts in accordance with SFAS No. 123(R) are included in Note 1 to the Company’s audited financial statements included in the Company’s 2008 Annual Report to Shareholders. The stock award is immediately vested but not transferable for one year. Each director received a stock award of 2,393 shares on September 14, 2007, the date of re-election to the Board, with a fair market value of $99,992 based on the average of the high and low prices of Darden’s common stock ($41.785) on the New York Stock Exchange on September 14, 2007. The following directors elected to defer their awards: Mr. Donald, Mr. Ledsinger, Mr. Lewis, Mr. Rose, and Ms. Sastre. The following directors elected to receive 50% of the award in cash: Mr. Berry, Senator Mack, and Ms. Wilson.

(3)	Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended May 25, 2008, in accordance with SFAS No. 123(R). The assumptions used in calculating these amounts in accordance with SFAS No. 123(R) are included in Note 1 to the Company’s audited financial statements included in the Company’s 2008 Annual Report to Shareholders. Upon re-election to the Board on September 14, 2007 each director received a grant of stock options for 3,000 shares with an exercise price of $42.44 (the closing sales price of Darden’s common stock on the New York Stock Exchange on the date of grant). The options vest 100% after one year.

(4)	The aggregate number of shares of stock awarded outstanding as of May 25, 2008 for each director is provided in the table below.

	Outstanding Awards
Name	Stock Options	Deferred Stock Units
Leonard L. Berry	41,250	0
Odie C. Donald	38,919	43,451
David H. Hughes	39,004	9,115
Charles A. Ledsinger, Jr.	28,853	9,602
William M. Lewis, Jr.	27,924	9,602
Senator Connie Mack, III	21,447	725
Michael D. Rose	27,802	44,241
Maria A. Sastre	46,551	8,267
Jack A. Smith	24,000	24,169
Rita P. Wilson	45,750	6,370

(5)	Amounts in this column reflect dividend equivalents paid and reinvested into Darden phantom stock units for each director’s Darden deferred phantom stock unit account and amounts for a dining benefit. Except for dividend equivalents paid to Mr. Donald of $30,454 and Mr. Rose of $31,016, none of these perquisites had a value exceeding the greater of $25,000 or 10% of total perquisites for a director.

CORPORATE GOVERNANCE

Our core values include integrity and fairness, and we have a long history of promoting the highest standards of ethical conduct.

Code of Business Conduct and Ethics

We have a comprehensive Code of Business Conduct and Ethics that applies to all employees. It covers many topics, including:

•	Conflicts of interest;

•	Corporate opportunities;

•	Confidentiality;

•	Fair dealing;

•	Protection of company assets; and

•	Compliance with laws, rules and regulations, including insider trading laws.

The Code also addresses the particular responsibilities of our directors and senior financial executives, and includes:

•	A special code of ethics for our Chief Executive Officer, Chief Financial Officer, and other senior financial officers;

•	A code of ethics for the members of our Board of Directors;

•	An open door policy for complaints, with toll-free hotline numbers;

•	A confidential, anonymous procedure for submission by employees of concerns regarding questionable accounting or auditing matters; and

•	A policy for compliance with the SEC attorney conduct rules.

The full text of our Code of Business Conduct and Ethics is available on our website at www.darden.com, and in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. Our internal audit department requires all of our officers and certain other corporate administrative exempt employees to complete an annual questionnaire and certification regarding compliance with our Code of Business Conduct and Ethics.

Ethics Education

We proactively promote ethical behavior by all employees. Employees are encouraged to talk to supervisors or other personnel when in doubt about the best course of action in a particular situation. To encourage employees to report violations of laws or our Code of Business Conduct and Ethics, we ensure that employees know that we will not allow retaliation for reports made in good faith. We also are committed to ethical behavior in the communities we serve and our industry generally. In 2002, the Darden Restaurants, Inc. Foundation awarded $1.22 million to the University of Florida’s Warrington College of Business to create the Darden Restaurants Foundation Diversity and Business Ethics Endowment. It was the first comprehensive diversity and business ethics endowment in the hospitality industry.

Related Party Transaction Policy and Procedures

There are no relationships or related transactions between us and our directors or executive officers of the type and amount required to be disclosed in this proxy statement under applicable SEC rules. We have adopted formal written Related Transaction Polices and Procedures, which are attached as Appendix B to the Nominating and Governance Committee’s charter and posted on our website. The Nominating and Governance Committee is responsible for reviewing the material facts of each Interested Transaction (as defined below) with directors, executive officers and certain other related parties and either approving or disapproving the entry into the Interested Transaction. If advance approval by this Committee of an Interested Transaction is not feasible, this Committee will consider and, if appropriate, ratify the Interested Transaction at its next regular meeting. The Chair of the Committee is delegated the authority to pre-approve or ratify any Interested Transaction in certain circumstances.

In determining whether to approve or ratify an Interested Transaction, this Committee will consider whether the Interested Transaction is in, or is not inconsistent with, the best interests of the Company and its shareholders. The Committee will take into account, among other facts and circumstances it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

An “Interested Transaction” as used in the policy is any transaction, arrangement or relationship in which the amount involved exceeds $120,000 in any calendar year, the Company is a participant and any director, executive officer or certain other related party has or will have a direct or indirect interest, but does not include salary or compensation paid to a director or for the employment of an executive officer that is required to be reported in this proxy statement.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that are available on our website and in print free of charge to any shareholder upon written request addressed to our Corporate Secretary. The Guidelines cover, among other topics:

•	Director responsibilities;

•	Director qualification standards;

•	Independence of directors;

•	Director access to management and, as necessary, independent advisors;

•	Director compensation;

•	Approval of Chief Executive Officer and management succession plans; and

•	An annual Board performance evaluation.

The Guidelines also include policies on certain specific subjects, including those that:

•	Require meetings of the independent directors in executive session without our Chief Executive Officer present at least four times annually;

•	Require a letter of resignation from directors upon a job change;

•	Limit the number of other boards that directors may serve on;

•	Provide a mandatory retirement age for directors; and

•	Provide term limits for directors.

The Guidelines also encourage director education. During the past three years, seven of our directors have attended continuing education programs, of which six attended programs accredited by Institutional Shareholder Services.

Board Governance Practices

The Nominating and Governance Committee oversees governance issues. Our Corporate Governance Guidelines require the Board to be composed of at least two-thirds of outside, independent directors. Our non-employee directors have named a Lead Director, Odie C. Donald, to chair executive sessions. We have adopted Shareholder Communication Procedures that have been posted on our website. In accordance with New York Stock Exchange listing standards, we have Audit, Compensation and Nominating and Governance Committees composed entirely of independent directors. The charters of these committees are publicly available on our website. Our Chief Executive Officer is not a party to any “related party” transactions, so there are no transactions with us in which he has an interest requiring disclosure under applicable SEC rules. All of our directors attended at least 75% of the Board and committee meetings in the past fiscal year and, as required by our Corporate Governance Guidelines, attended our 2007 Annual Meeting of Shareholders.

Director Election Governance Practices

We do not have a “classified board,” or a system where directors’ terms are staggered, but instead our full Board is elected annually. In addition, in June 2007, the Board of Directors amended our bylaws to provide that in an uncontested election, if a nominee for director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, the director will promptly tender his or her resignation to the Board of Directors. The Nominating and Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board of Directors will act on the tendered resignation and publicly disclose its decision and the rationale behind the decision within 90 days from the date of the certification of the election results. If a director’s resignation is not accepted by the Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors, then the Board of Directors, in its sole discretion, may fill any remaining vacancy or decrease the size of the Board of Directors. To be eligible to be a nominee for election or reelection as a director of the Company, a person must deliver to the Secretary of the Company a written agreement that such person will abide by these requirements. A copy of the Company’s bylaws as amended is available on our website.

Audit Committee Governance Practices

Our Audit Committee is composed entirely of outside, independent directors. Our Board has determined that Jack A. Smith, Chairman of our Audit Committee, is an “audit committee financial expert” as required by SEC rules and that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards. Our Corporate Governance Guidelines provide that no member of the Audit Committee may serve on the audit committee of more than three public companies. The fees paid to our independent registered public accounting firm, KPMG LLP, for non-audit services during fiscal 2008 were significantly less than the fees paid for audit services, and all non-audit services performed by KPMG LLP were approved in advance by our Audit Committee. Our Audit Committee charter requires regular rotation of the lead partner of our independent registered public accounting firm, and each year our selection of an independent registered public accounting firm is submitted for shareholder ratification.

Compensation Committee Governance Practices

Our Compensation Committee is composed entirely of outside, independent directors. Our non-employee directors do not participate in our pension plan. Our directors receive a portion of their compensation in the form of equity, and all of our directors own our stock. Our executives and directors are subject to stock ownership guidelines. We do not make loans to executive officers. We have never repriced options, and repricing is specifically prohibited under our 2002 Stock Incentive Plan.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has ever served as one of our officers or employees or an officer or employee of one of our subsidiaries, or had any relationship with us requiring disclosure under applicable SEC regulations.

STOCK OWNERSHIP OF MANAGEMENT

This table shows the beneficial ownership of our common shares, and information concerning restricted stock units, phantom stock units and performance stock units, as of June 30, 2008, by our directors, director nominees, executive officers named in the Summary Compensation Table and all of our directors and executive officers as a group. Under applicable SEC rules, the definition of beneficial ownership for purposes of this table includes shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares, and also includes shares for which the person has the right to acquire beneficial ownership within 60 days of June 30, 2008. Except as otherwise indicated, a person has sole voting and investment power with respect to the common shares beneficially owned by that person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Shares(1)		Phantom Stock Units and Performance Stock Units(2)	Common Shares Beneficially Owned as Percent of Common Shares Outstanding(3)
Leonard L. Berry	55,824		—	*
Odie C. Donald	79,380		—	*
David H. Hughes	71,272	(4)	—	*
Charles A. Ledsinger, Jr.	34,735		—	*
Eugene I. Lee, Jr.	422,156		—	*
William M. Lewis, Jr.	51,953		—	*
Senator Connie Mack, III(5)	36,246		—	*
Andrew H. Madsen	636,946		48,867	*
Clarence Otis, Jr.	871,758		66,619	*
David T. Pickens	340,217		18,724	*
C. Bradford Richmond	173,812		37,878	*
Michael D. Rose	161,100	(4)	—	*
Maria A. Sastre	66,669		—	*
Jack A. Smith	104,343		2,513	*
Rita P. Wilson	61,137		—	*
All directors and executive officers as a group (22 persons)	4,405,306		243,258	3.1%

*	Less than one percent.

(1)	Includes common shares subject to options exercisable within 60 days of June 30, 2008, as follows: Dr. Berry, 38,250 shares; Mr. Donald, 35,919 shares; Mr. Hughes, 36,004 shares; Mr. Ledsinger, 25,133 shares; Mr. Lee, 346,581 shares; Mr. Lewis, 24,351 shares; Senator Mack, 18,447 shares; Mr. Madsen, 522,336 shares; Mr. Otis, 670,343 shares; Mr. Pickens, 286,055 shares; Mr. Richmond, 150,733 shares; Mr. Rose, 23,819 shares; Ms. Sastre, 43,551 shares; Mr. Smith, 21,000 shares; Ms. Wilson, 42,750 shares; and all directors and executive officers as a group, 3,264,419 shares.

Includes common shares held by the trustee of the Darden Savings Plan in the Darden stock fund for the accounts of our executive officers with respect to which the officers have sole voting power and sole investment power, as follows: all directors and executive officers as a group, 113 shares. For further information about the voting and investment power of shares held in the Darden Savings Plan, see Note 3 to the table “Stock Ownership of Principal Shareholders.”

Includes common shares held by the trustee of the Darden Savings Plan in the Employee Stock Ownership Plan for the accounts of our executive officers, with respect to which the officers have sole voting power and sole investment power, as follows: Mr. Pickens, 617 shares and all directors and executive officers as a group, 2,064 shares.

Includes restricted stock awarded under our Management and Professional Incentive Plan (“MIP”) as of June 30, 2008, with respect to which the officers have sole voting power but no investment power, as follows: Mr. Lee, 40,975 shares; Mr. Madsen, 30,602 shares; Mr. Otis, 32,305 shares; Mr. Pickens, 14,838 shares; Mr. Richmond, 4,879 shares; and all directors and executive officers as a group, 186,056 shares.

Includes phantom stock units allocated to the Darden stock fund under our Director Compensation Program for the accounts of the following non-employee directors, which are settled in stock, with respect to which the individuals have no voting or investment power, as follows: Mr. Donald, 24,317 units; Mr. Hughes, 4,365 units; Mr. Ledsinger, 9,602 units; Mr. Lewis, 9,602 units; Senator Mack, 725 units; Mr. Rose, 25,107 units; Mr. Smith, 24,169 units; and all directors and executive officers as a group, 102,973 units.

Includes restricted stock units awarded under the Director Compensation Program, which are settled in stock, with respect to which the individuals have no voting or investment power, as follows: Mr. Donald, 19,134 units; Mr. Hughes, 4,750 units; Mr. Rose, 19,134 units; Ms. Sastre, 3,181 units; Ms. Wilson, 6,370 units; and all directors and executive officers as a group, 52,569 units.

(2)	Includes phantom stock units allocated to the Darden stock fund under our non-qualified deferred compensation plan, the FlexComp Plan, which are settled in cash, with respect to which the individuals have no voting or investment power, as follows: Mr. Madsen, 13,740 units; Mr. Otis, 18,891 units; Mr. Pickens, 1,109 units; Mr. Richmond, 23,611 units; Mr. Smith, 2,513 units; and all directors and executive officers as a group, 71,619 units.

Includes performance stock units awarded under our MIP as of June 30, 2008, with respect to which officers have no voting or investment power, as follows: Mr. Madsen, 35,127 units; Mr. Otis, 47,727 units; Mr. Pickens, 17,615 units; Mr. Richmond, 14,267 units; and all directors and executive officers as a group, 171,639 units.

(3)	For any individual or group, the percentages are calculated by dividing (a) the number of shares beneficially owned by that individual or group, which includes shares underlying options exercisable within 60 days, and the phantom stock units and restricted stock units settled in stock described in footnote 1 above, by (b) the sum of (i) the number of shares outstanding on June 30, 2008, plus (ii) the number of shares underlying options exercisable within 60 days and phantom stock units and restricted stock units described in footnote 1 above held by just that individual or group. This calculation does not include phantom stock units settled in cash or performance stock units described in footnote 2 above.

(4)	Includes shares held in a trust for the following: Mr. Hughes, 7,500 shares; and Mr. Rose, 93,040 shares.

(5)	Popularly known as Connie Mack, III, Senator Mack files Section 16 reports (Forms 3, 4 and 5) under his legal name of Cornelius McGillicuddy, III.

STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table shows all shareholders that we know to beneficially own more than five percent of our outstanding common shares as of June 30, 2008. As indicated in the footnotes, we have based this information on reports filed by these shareholders with us and with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Darden Savings Plan c/o Wachovia Bank, National Association(3) 1525 West W.T. Harris Boulevard Charlotte, NC 28288-1176	7,395,981	(3)	5.27%

(1)	“Beneficial ownership” is defined under the SEC rules to mean more than ownership in the usual sense. Under applicable rules, you beneficially own our common shares not only if you hold them directly but also if you indirectly (such as through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote, sell or acquire them within 60 days.

(2)	The figure reported is a percentage of the total of 140,446,512 common shares outstanding on June 30, 2008, excluding treasury shares.

(3)	Based on figures provided by Wachovia Bank, National Association. The common shares owned by the Darden Savings Plan are held in trust for the benefit of participants in the plan, for which Wachovia Bank, National Association is trustee, subject to the direction of the Darden Savings Plan’s Administrative Committee. Participants are entitled to instruct the Darden Savings Plan trustee how to vote all of our common shares allocated to their accounts (a total of 4,608,901 common shares as of June 30, 2008). All common shares allocated to participants for whom no voting instructions are received, and all unallocated common shares held by the plan (2,787,080 common shares as of June 30, 2008), will be voted by the trustee in the same proportion as it votes shares for which it did receive voting instructions.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis is based on the disclosure rules adopted by the SEC and is intended to provide shareholders more information about the Company’s compensation practices in a way that will make it easier to compare compensation earned by executives at other public companies. This Compensation Discussion and Analysis describes the material elements of compensation awarded to each of our executive officers who served as Named Executive Officers during the 2008 fiscal year. It should be read in conjunction with the Summary Compensation Table, related tables and the narrative disclosure under the heading “Executive Compensation.”

Overview of the Company’s Named Executive Officers

Representative of the industry expertise found throughout our Company, the following executive officers were the Named Executive Officers for fiscal 2008:

•	Clarence Otis, Jr., CEO since November 2004 and Chairman of the Board since November 2005, has been with Darden for 13 years, following 11 years of experience in the financial services industry;

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Andrew H. Madsen, President and Chief Operating Officer since November 2004, has been with Darden for 10 years, following 17 years of consumer marketing and general management experience, including 13 years with General Mills, our former parent;

•	C. Bradford Richmond, Senior Vice President and Chief Financial Officer since December 2006, has been with Darden for 26 years;

•	David T. Pickens, President of Olive Garden since December 2004, has been with Darden for 35 years; and

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Eugene I. Lee, Jr., former President and Chief Operating Officer for RARE Hospitality International, Inc. (“RARE”) joined Darden on October 1, 2007 when Darden acquired RARE. He was appointed President of Darden’s newly formed Specialty Restaurant Group which includes The Capital Grille, Bahama Breeze and Seasons 52 operating companies. He was with RARE for 11 years and has over 20 years of restaurant operating experience, including 11 years with General Mills, our former parent.

Total Reward Program Philosophy and Objectives

The Company’s Board of Directors has delegated to its Compensation Committee (the “Committee”) the responsibility for overseeing Darden’s Total Reward Program and the individual reward programs and plans that comprise it. The Committee reviews the Total Reward Program philosophy and objectives on a regular basis to ensure they are aligned with Darden’s strategic, organizational and cultural goals, as well as to maintain a competitive position within the marketplaces in which the Company competes for talent.

Total Reward Program Philosophy. The ultimate objective of Darden’s Total Reward Program is to help maximize Darden’s success, as determined by our guests, employees and shareholders. Continuity of executive talent who possess the appropriate combination of functional expertise, general management skills and strong people leadership capability is a key requirement in the achievement of the Company’s strategic goals. The Committee believes that the Total Reward Program is properly designed and implemented, and is critical to the Company’s ability to attract, retain and motivate the high level of executive leadership talent required for success.

Total Reward Program Objectives. The Company uses a combination of compensation and benefits (cash, stock-based compensation and health, welfare, retirement and savings benefits) to achieve four key objectives outlined by the Committee and management:

•	Pay for Performance. Rewards linked to performance are designed to maximize Darden’s success and encourage the long-term retention of high performing leaders. We accomplish this by offering rewards that are competitively superior when performance is competitively superior and by ensuring that reward opportunities are aligned with the business results closest to an employee’s area of focus. Darden rewards performance based on the following three key factors: financial performance, stock performance and individual performance. We measure success by comparing actual performance against pre-determined goals. These goals include, among others, financial goals such as sales, earnings per share and operating profit growth, and other business metrics that are important to Darden such as guest satisfaction, restaurant operations and brand management excellence, restaurant support and other business process excellence and talent management and diversity effectiveness. Based on targeted compensation levels, the Named Executive Officers excluding the Chief Executive Officer (“CEO”) had 78% of their cash and equity compensation linked to performance in fiscal 2008, and 82% of the CEO’s cash and equity compensation was linked to performance.

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Shareholder Alignment. This is best achieved through performance-based and equity-based compensation. Executive rewards are tied to both short-term and long-term business strategies and goals that, when achieved, deliver near-term results while building the platform for successful and sustainable long-term business results. Carefully selected performance measures and reward vehicles provide incentives for executive officers to focus on both short- and long-term performance. A significant portion of executive compensation is equity-based in order to link executive compensation to the long-term enhancement of shareholder value.

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Enable the Business Strategy. Darden’s strategic goal is to create shareholder value by delivering sustainable and profitable sales growth that is competitively superior. Our business strategy is to create and maintain an integrated multi-brand growth company that is propelled by engaging and motivating core values, superior talent and strong business processes. Darden’s reward programs support and enable this strategy by holding leaders accountable for building and maintaining a strong, performance-oriented culture that motivates and rewards key talent to build successful careers at Darden.

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Attract and Retain Leadership Talent. Darden strives to attract and retain talented executives who have the capability to lead a large, multi-brand and multi-dimensional restaurant company that is committed to delivering results to its shareholders, guests and employees. We do this by offering a comprehensive Total Reward Program that includes cash compensation, equity awards, benefits and perquisites that are typically offered by the restaurant chains and other large companies with which Darden competes for talent.

Total Reward Program Market Targets. Darden considers competitive market targets to ensure that its reward programs deliver the intended value. The Company’s Total Reward Program strategy includes the market targets described below.

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Base salaries generally at the 50th percentile of the peer group (described under the heading “External Benchmarking” below), with established variances to provide flexibility to account for experience and critical skills. The 50th percentile provides a competitive base salary level, which is essential to recruiting and retaining executive talent.

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Total cash compensation (base salary plus annual cash incentive) at the 75th percentile of the peer group when top quartile financial performance is achieved. The 75th percentile market target is intended to be achieved only in years when financial performance merits awards at this level. This target is aligned with our high performance and pay for performance culture and is essential in motivating our management team to achieve financial performance that is within the top quartile of our industry.

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Long-term incentives (equity and equity-based awards) at the 60th percentile of the peer group at time of grant. Darden targets the 60th percentile as a strong incentive for executives to achieve desired long-term goals and to align their interests with those of our shareholders.

•	Benefits at the 50th percentile of the peer group, with some variance for selected programs that distinguish Darden as a “compelling place to work.” Our benefit programs are set at market median to be competitive with market practices and enable us to attract and retain talent. The Committee may decide to offer more, fewer or different benefits and perquisites as deemed appropriate to differentiate Darden in ways that maximize our potential for success.

•	Perquisites are set at competitive levels to the peer group and general industry to attract and retain key executives.

Compensation Decision-Making Process

The Compensation Committee’s Role. The Committee determines executive officer compensation. In the case of executive officers who also serve as directors, the Committee makes recommendations to the independent directors of the Board. Compensation decisions are designed to promote the achievement of the Company’s business objectives and strategy; therefore, the planning and evaluation of performance are continuous processes. The majority of the reward decisions for the executive officers are made annually during the June meetings of the Committee and the Board of Directors.

The Committee regularly reviews each element of Darden’s executive Total Reward Program, and the Program in total. As part of that decision-making process, the Committee annually reviews tally sheets that detail each executive officer’s compensation to ensure that the entire total reward package is considered. Based on these reviews, the Committee establishes targeted levels of base salary, annual incentive and long-term equity-based incentive compensation for each executive officer position relative to the peer group. All rewards are measured in the context of our Total Reward Program philosophy and objectives while also seeking to distinguish Darden as a compelling place to work, support our business strategy and achieve internal equity.

In addition, the Committee considers and approves total reward packages for new executive officers prior to hiring, and addresses other issues relating to total reward programs as they arise. For example, the Committee made reward decisions in connection with Darden’s acquisition of RARE in October 2007. These decisions are described in more detail below.

In developing its views, the Committee believes that it is advisable and prudent to obtain input from management and also from an independent consultant retained by the Committee (“Committee’s Consultant”). Currently, Towers Perrin has been retained and is acting as the Committee’s Consultant. While the recommendations of management and the Committee’s Consultant provide valuable insight and guidance, the Committee has final decision-making authority in carrying out its responsibilities for determining reward levels and structure. All members of the Committee are independent, non-employee directors.

The Chief Executive Officer’s Role. The CEO regularly attends the Compensation Committee meetings except as otherwise determined by the Committee. He provides the Committee with his assessment of the performance of the other Named Executive Officers and his perspective on the factors used to develop his reward recommendations. The Committee, with the CEO present, discusses each Named Executive Officer in detail, including how the CEO’s recommendations compare against the peer group, and how the compensation levels of the executives compare to each other’s and to the CEO’s. The Committee then approves or modifies the CEO’s recommendations. The CEO does not participate in Committee decision-making regarding his own compensation, and is excused from those portions of the meetings during which the CEO’s compensation is discussed.

Management’s Role. At the Committee’s request, the CEO and other members of management participate in Committee meetings to provide needed support and information that includes:

•	Background information regarding Darden’s strategic objectives;

•	Evaluation of the performance of executive officers;

•	Reward recommendations for executive officers;

•	Recommendations on business performance targets and objectives; and

•	Recommendations on cash compensation levels and equity awards.

If reward programs require modification, management works with the Committee and the Committee’s Consultant to evaluate the changes and to determine the most appropriate course of action.

The Role of Advisors and Consultants. By the terms of its charter, only the Committee can retain or dismiss independent advisors and consultants and approve their compensation. These independent advisors and consultants report directly to the Committee. Darden is responsible for the cost of the Committee’s consultants and supports their work. Towers Perrin is authorized to communicate with members of management as necessary, but may not perform work directly for management without prior approval of the Committee. The primary requirements for the Committee’s Consultant are to:

•	Inform the Committee of current market trends;

•	Provide external benchmarking data on executive total reward levels and programs;

•	Advise the Committee of the appropriateness of executive rewards or actions under consideration; and

•	Advise the Committee of legal and regulatory requirements that may affect executive rewards and reward programs.

External Benchmarking. The Committee regularly reviews market reward levels to determine if the rewards for Darden’s executive officers remain at the targeted levels, and makes adjustments when appropriate. This assessment includes evaluation of base salary, short-term incentive opportunities and long-term equity-based incentive opportunities against a peer group of companies in similar hospitality and service industries with which we compete for executive talent. The peer group assessment is supplemented with industry-specific survey data for companies of comparable organization size to Darden (generally measured by annual revenues). The Committee assesses the data by reviewing positions with comparable complexity and scope of responsibility to the positions at Darden. In addition, the Committee assesses rewards such as health benefits, retirement programs and perquisites relative to the peer group. The Committee and management do not believe, however, that reward levels should be based exclusively on benchmarking.

Working with the Committee’s Consultant and management recommendations, the Committee periodically reviews the peer group companies to ensure that the selected companies remain appropriate for compensation and performance comparison purposes. The Committee’s goal is to assemble a group of companies that represents those we compete against for executive talent.

The selection criteria for a peer group company includes:

•	Comparable size to Darden (generally measured by annual revenues);

•	Similar geographic dispersion and workforce demographics;

•	Organizations from which Darden would seek to recruit executive talent; and

•	Culture and performance that Darden aspires to emulate.

In December 2007, the Committee reviewed a list from Towers Perrin of companies that met the selection criteria and identified a representative peer group. The peer group was used in the review of reward programs discussed below. The Committee removed several companies from the list presented in last year’s proxy due to business changes and company size, taking into account Darden’s acquisition of RARE in October 2007. These companies were replaced with other companies in the hospitality and retail industry that met the criteria stated above.

During fiscal 2008, the Committee completed an in-depth review of Darden’s reward programs, including base salary, annual incentives, and long-term equity-based incentives, using the Committee-approved peer group. Additionally, at the Committee’s request, a study was completed by the Committee’s Consultant of the market practices and trends for post-employment related reward practices, including provisions that relate to retirement, disability and death. A separate market study of equity-based award practices, which included a review of the types of equity award vehicles being used, the mix of different types of equity vehicles and the level within the organization at which each type of equity vehicle is being used, was completed by the Committee’s Consultant in fiscal 2008. The peer group is used to evaluate the targeted reward levels and the type of reward programs offered to Named Executive Officers as well as to other executive officers. The Committee supplements the peer group data with other general survey data for a broader restaurant industry group as needed or deemed appropriate. The peer group and restaurant industry group and the surveys used by the Committee and its Consultant are described below.

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Information from Towers Perrin. The peer group considered by the Committee is based on competitive market information provided by Towers Perrin. In fiscal 2008, the peer group consisted of the following companies:

Ann Taylor Arby’s Restaurant Group Blockbuster, Inc. Bob Evans Farms Burger King Holdings Foot Locker, Inc. Gap, Inc. Hilton Hotels Corp Host Hotels & Resorts, Inc. Hyatt Hotels

InterContinental Hotels Group

J.C. Penney Company, Inc.

Jack-in-the-Box, Inc.

Kohl’s Corp.

Limited Brands, Inc.

Marriott International, Inc.

McDonald’s Corp.

Sports Authority

Staples, Inc.

Starbucks Corp.

Starwood Hotels & Resorts Tiffany & Co. Wendy’s International, Inc. Whole Foods Market, Inc. Williams-Sonoma, Inc. Wyndham Worldwide Corp. Yum! Brands, Inc. Zale Corp.

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CRCA Survey. The broader restaurant industry group considered by the Committee is based on a survey conducted by the Chain Restaurant Compensation Association. The survey provides base salary and short-term and long-term incentive information for restaurant companies. The Committee considers benchmark information for a restaurant industry group consisting of 185 restaurant concepts with average revenues of $355 million, giving higher consideration to the 15 restaurant concepts with revenues exceeding $2 billion that participate in the survey.

Elements of Compensation. Darden’s Total Reward Program includes the following elements of compensation:

•	Base salary;

•	Annual cash incentives, including special incentives when appropriate;

•	Long-term incentives consisting primarily of equity-based rewards;

•	Retirement and long-term savings benefits;

•	Health and welfare benefits;

•	Perquisites; and

•	Severance or change of control arrangements.

In keeping with Darden’s pay-for-performance objective and Total Reward Program philosophy, and because our Named Executive Officers are in positions that directly affect value creation for our shareholders, the Named Executive Officers have a significant portion of their compensation at risk through short-term and long-term incentive programs. In addition, to align executive officer compensation with long-term corporate success, a significant portion of the executive’s reward potential is delivered in the form of long-term equity-based awards.

Base Salary.

Purpose—The Committee believes that base salaries provide a foundation for our competitive reward package, and seeks to deliver market median base salaries to Named Executive Officers. Base salary is intended to provide an executive with a degree of financial certainty and funds for current expenses. Further, base salary is used to recognize an executive for the economic and competitive value to Darden of the competency, experience and expertise that the executive brings to a position.

Considerations—At a minimum, the Committee reviews base salaries for each Named Executive Officer on an annual basis. Approximately every three years (but more frequently if the Committee deems it necessary or appropriate), the Committee conducts an in-depth review of the peer group, and establishes a base salary target consistent with the median base salary of the peer group. In each of the other years, the Committee may elect to make adjustments based on general market trends.

The Committee assigns to each executive officer a salary range based on similar positions in the peer group or restaurant industry group. Many factors are considered by the Committee when setting the base salary of an executive officer, including individual performance and experience. In addition, the Committee may identify certain positions as critical to Darden’s business, and may set base salaries for these positions higher than at the median for the peer group or restaurant industry group. The performance goals that the executive is measured against are aligned to create shareholder value and are established at the beginning of each fiscal year. While these goals may be adjusted during the year, this is not done absent a significant and unanticipated change in circumstances. For example, when Darden acquired RARE, the Committee established some new goals for the CEO and for the Chief Operating Officer (“COO”) and also modified some of the existing goals to reflect new focus on the RARE acquisition and integration.

The Committee approves any base salary adjustments for executive officers other than the CEO and the COO, who are also members of the Company’s Board of Directors. In the case of the CEO and COO, the Committee makes recommendations to the other independent directors of the Board who, together with the Committee, approve the base salary increases for these individuals.

Decisions made in fiscal 2008—In fiscal 2008, the Committee evaluated base salaries based on an in-depth market review conducted by Towers Perrin that reflected the Committee’s approved peer group. The Committee evaluated the salary ranges for each Named Executive Officer, and increased the ranges for the CEO and CFO positions as they were below the market median for these positions at companies in our peer group and companies of comparable size in the restaurant industry group.

The Committee then reviewed actual salary levels for each Named Executive Officer against these new salary target ranges and determined the fiscal 2009 base salary increases as outlined below. In determining these salary adjustments, the Committee considered where each Named Executive Officer’s salary fell within his respective base salary target range and his individual performance rating based on recommendations from the CEO (except in the case of the CEO, where the Committee determined the performance rating). The year over year increase percents below include an adjustment to Mr. Pickens’ base salary, effective October 1, 2007, at the time of the closing of the RARE acquisition.

•	Mr. Otis—6.0%

•	Mr. Madsen—4.5%

•	Mr. Richmond—6.0%

•	Mr. Pickens—15.9%

•	Mr. Lee—2.9%

Annual Cash Incentive.

Purpose—The annual cash incentive provides a significant link to near-term business performance by aligning Darden’s management team of over 300 employees, including the Named Executive Officers, around common enterprise-wide goals. Darden’s annual incentive plan, the Management and Professional Incentive Plan (“MIP”), is designed to reward employees based on performance measured against both corporate and/or business unit goals and also personal or individual goals. The MIP provides significant variability in cash compensation based on this measured performance. The Committee and management believe that the opportunity to earn meaningful cash rewards based on the attainment of annual business and individual goals and objectives support shareholder value creation.

Considerations—When establishing annual incentive opportunities, both internal and external equity are considered, as well as analysis of historical incentive payouts. Within Darden, the MIP is designed to provide employees who have the most impact on business results with the most significant incentive opportunities. Externally, the MIP is designed to deliver top quartile total cash compensation (base salary plus annual cash incentive) when top quartile performance is achieved. The Committee evaluates these objectives annually when setting annual goals and making awards. The Committee then determines whether the earnings per share and sales growth achieved by the Company is likely, based upon the Company’s cash flow-based value forecasting model, to yield a total shareholder return within the top quartile of the S&P 500 group of companies for that year. The Committee also considers prior annual incentive payouts to provide insight into the historical level of difficulty of the targets established.

The annual incentive award is determined by three factors:

•	The targeted award for the employee, measured by actual salary earned and applying a normal incentive percentage, which varies by position and level, to the actual salary;

•	The overall rating for the operating company(ies) most closely aligned with the employee’s responsibilities; and

•	An individual rating which reflects the employee’s performance during the fiscal year.

The individual rating for Named Executive Officers is recommended by the employee’s manager and approved by the Committee; in the case of the CEO and the COO (who are members of the Board of Directors), the Committee determines, and the independent directors approve, the individual rating. The operating company ratings are determined by performance against goals for sales and operating profit or, in the case of corporate employees, earnings per share, which are established by the Committee at the beginning of the fiscal year. For operating companies still in a development stage, the quality of operations is assessed using factors critical in building a successful new business. The incentive plan for operating company Presidents is based on their respective operating company results and on overall Darden results. As a result, 80% of each of the operating company President’s annual incentive is based on the performance of his or her operating company and 20% is based on Darden’s overall performance. Of the Named Executive Officers, only Mr. Pickens and Mr. Lee receive annual incentive payments that are largely based on their respective operating companies. Payments are awarded based on the degree of achievement against the specific performance goals following the end of the fiscal year.

Fiscal 2008 Review—The Committee established MIP performance goals for fiscal 2008 at the Committee meeting held in June 2007. The MIP performance goals for Mr. Lee were established in October 2007 in connection with his joining Darden on October 1, 2007 after the acquisition of RARE. These performance goals were based on the fiscal 2008 operating plan and budget reviewed by Darden’s Board of Directors. The target, minimum and maximum opportunities for each Named Executive Officer, expressed as a percentage of annual base salary earned in the fiscal year, were as follows:

Named Executive Officer	Target	Minimum	Maximum
Mr. Otis	127%	0%	210%
Mr. Madsen	118%	0%	195%
Mr. Richmond	109%	0%	180%
Mr. Pickens	109%	0%	180%
Mr. Lee	109%	60%	180%

The fiscal 2008 corporate and operating company performance metrics and weightings for the MIP program were as follows:

Performance Metric	Weighting
Corporate (Restaurant Support Center)
• Diluted Net Earnings Per Share	70%
• Sales Growth	30%

Operating company—Olive Garden
• Operating Profit	70%
• Sales Growth	30%

During its regular June 2008 meeting, and as required by the MIP, the Committee evaluated Company performance for fiscal 2008 and approved corporate and operating company ratings. The MIP requires that the Committee determine whether the Company had consolidated net earnings for the fiscal year; assuming it did, the Committee, in its discretion, may adjust the incentive awards (or any of the elements used to determine incentive awards), subject to certain limitations. The maximum awards payable with respect to any plan year to any participant in the MIP may not exceed two tenths of one percent (0.2%) of Darden’s annual sales for such year. The Committee determines awards after considering such matters as it deems relevant. In general, the Committee has evaluated Darden’s performance on the basis of continuing operations, and discontinued operations are not included when the Committee establishes corporate goals. As such, for fiscal 2008, the Committee excluded the effect of the impairment and closing of certain Smokey Bones, Rocky River Grillhouse and Bahama Breeze restaurants from the calculation, as well as the impact of certain unusual costs associated with the acquisition of RARE. The corporate rating, excluding the effect of these items, was calculated and based upon diluted net earnings per share growth and sales growth for fiscal 2008 compared to the targets approved by the Committee at the beginning of the fiscal year. As the Company’s performance was below target, the Company rating for the year was also below target. Because Mr. Pickens is the operating company President for Olive Garden, 80% of his annual incentive award was based on the actual operating profit and sales growth for Olive Garden, against previously established targets. Since fiscal 2008 results for Olive Garden were below expectations, its rating was also below target.

At the time of the acquisition of RARE, the Committee determined that Mr. Lee’s bonus incentive for the partial year from December 31, 2007 through the end of fiscal 2008 would be determined by using the corporate Darden rating. In addition, to recognize the uncertainty and limited influence Mr. Lee would have by electing to join the Darden executive team mid-year, the Committee also approved minimum Company and individual ratings of 1.0, which did not affect Mr. Lee’s bonus award because his business unit and individual ratings exceeded the minimum. The calculated amount of Mr. Lee’s MIP bonus award reflected only the portion of fiscal 2008 during which he was employed by Darden.

These determinations contributed to the cash bonus payments for fiscal 2008 listed in the Summary Compensation Table for the Chief Executive Officer and other Named Executive Officers. The other factor, individual performance ratings, was recommended by the current Named Executive Officer’s manager and approved by the Committee or, in the case of the CEO and COO, the rating was recommended by the Committee and approved by the independent Directors of the Board. As a result of the corporate and Olive Garden ratings and the individual performance ratings, the cash incentive awards for the Named Executive Officers for fiscal 2008 ranged from a low of 86% to a high of 95% of target levels.

The target MIP percentages established by the Committee for fiscal 2008 assumed the achievement of financial and individual performance at levels that were considered challenging, competitively superior and aligned with our performance orientation. As noted above, the Committee considers not only internal and external factors but also historical payouts when establishing annual incentive targets. Since the Company’s performance in fiscal 2008 was below target, the Company rating for the year also was below target. Similarly, the corporate rating for fiscal 2007 was based on diluted net earnings per share and sales growth compared to targets previously approved by the Committee. As Company performance was below target, the Company rating for fiscal 2007 also was below target. For Olive Garden, the rating for fiscal 2007, as in fiscal 2008, was based upon operating profit and sales growth compared to the previously established targets. Fiscal 2007 results for Olive Garden were below expectations, and therefore the operating company rating was below target. As a result, the cash incentive award for the Named Executive Officers for fiscal 2007 (excluding Mr. Lee who was not yet employed by the Company) ranged from a low of 72% to a high of 76% of target levels. The Committee believes that this historical data and other past experience with particular targets suggests it is approving high performance targets with an appropriate level of difficulty and not targets that are merely modest where achievement is relatively assured.

The Committee set the MIP business targets for fiscal 2009 at its regular meeting in June 2008. The targets are based on achieving a total shareholder return, indicated by the Company’s cash flow-based value forecasting model, that is likely to put the Company in the top quartile of the S&P 500 group of companies. This objective is a key element in our strategy of delivering top quartile total cash compensation for top quartile performance.

As part of the market study conducted by Towers Perrin, the Committee evaluated the annual incentive opportunities for the Named Executive Officers for the next performance year (fiscal 2009) and determined that, with the exception of the CEO, they were in line with Darden’s stated target. As a result of the evaluation, the annual cash incentive target opportunity (expressed as a percentage of annual base salary earned in the fiscal year) for the CEO was increased for fiscal 2009 to a target of 146%, minimum of 0% and maximum of 240%, and remained the same for each other Named Executive Officer.

In the event that circumstances warrant special incentives, the Committee may design plans to reward specific business results or the retention of key employees. In the unique situation that a special incentive includes a Named Executive Officer, the Committee reviews, approves and monitors the performance elements associated with the special incentive. In fiscal 2008, no Named Executive Officer received a special cash reward outside of the MIP.

As with base salary, executive officers may defer some or all of the annual cash incentive under the FlexComp Plan as discussed below. In addition, to encourage executive investment in Darden, executive officers may exchange part of their annual cash incentive compensation for additional stock options through the Bonus Replacement Option Plan. The number of options that can be granted equals the dollar amount of the incentive payout being exchanged divided by a set percentage of the fair market value of the Company’s common stock on the grant date. Executive officers may exchange a maximum of 50% of their annual cash incentive compensation. In fiscal 2008, no Named Executive Officers elected to exchange any portion of their annual incentive for stock options.

Long-Term Incentives.

Purpose—The Committee believes that long-term incentives, particularly equity-based awards, provide the strongest alignment between the interests of shareholders and executive officers. A significant portion of an executive officer’s total reward package is provided in the form of equity-based awards. Some vehicles, such as stock options, are specifically designed to provide value to the executive based on stock price appreciation, while others, such as performance stock units, deliver value based upon generating long-term shareholder returns through business building efforts.

Considerations—Darden’s long-term incentives are evaluated both independently and in the context of Darden’s Total Reward Program. The Committee has established target equity levels (60th percentile of market based on the Committee-approved peer group), expressed in dollars, for each position, reflecting the position’s value and expected contribution to business results. Actual awards may vary and range from 85% to 115% of the target. Actual equity grants are based on three primary factors:

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The executive officer’s individual contribution—These grants reflect the executive officer’s potential impact on future business results, including the executive officer’s level of responsibility in the organization and the executive officer’s performance (as measured by past and anticipated performance levels).

•	The criticality of the position to Darden’s long-term success—These grants reflect the value of the position with respect to Darden’s future success.

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The executive officer’s potential for career advancement—These grants reflect the executive officer’s potential to move into other senior leadership positions and are used to support Darden’s succession planning goals.

Although equity awards of more than 115% of an executive officer’s target can be made, these are awarded only for significant contribution to Darden’s business extending beyond that contemplated in the normal annual equity-based awards. Darden’s plans authorize the use of several types of equity-based vehicles as outlined below, and the Committee carefully selects the vehicles that are most effective and efficient in motivating, retaining and rewarding executive officers who deliver results and create shareholder value.

Equity Vehicles—Long-term incentives as authorized under the 2002 Stock Incentive Plan and the RARE 2002 Amended and Restated Long-Term Incentive Plan may include:

•	Stock options, which include both incentive stock options and non-qualified stock options;

•	Restricted stock;

•	Restricted stock units;

•	Stock appreciation rights;

•	Dividend equivalents;

•	Stock awards;

•	Stock units; and

•	Other equity-based awards.

With the exception of Mr. Lee, awards in fiscal 2008 to the Named Executive Officers were made from the 2002 Stock Incentive Plan. With the exception of a restricted stock award for 15,493 shares which was made from the 2002 Stock Incentive Plan, awards to Mr. Lee were made from the RARE 2002 Amended and Restated Long-Term Incentive Plan. Darden acquired RARE in October 2007.

In fiscal 2008, the Committee approved awards to executive officers which were delivered for two-thirds of the award value as non-qualified stock options, and for the remaining one-third of the award value as performance stock units (stock units that vest and may be settled in cash or shares of Darden stock if certain performance hurdles are met). The Committee believes this approach to long-term incentive compensation supports its pay-for-performance objective and provides a balanced focus on stock price appreciation and the achievement of financial metrics that are key drivers of long-term shareholder value creation. Executive officers, including the Named Executive Officers, may also hold restricted stock and restricted stock units from prior awards.

The performance stock units approved by the Committee vest in installments of Darden stock or cash on the first five anniversaries of the grant date only if certain performance hurdles are achieved. The number of performance stock units that vest, if any, following the end of the applicable performance period is targeted at 100% and determined pursuant to a formula. The formula includes as performance measures total annual sales growth and return on gross investment for new and relocated restaurants. The maximum vesting percentage for any annual performance period is 150% of the performance stock units in a given year.

Fiscal 2008 Review—In 2008, the Committee evaluated Darden’s current mix of equity vehicles used at various levels, including the mix provided to Named Executive Officers. The Committee determined that the current award mix of non-qualified stock options for two-thirds of the award value and performance stock units for one-third of the award value is appropriate to support alignment with long-term shareholder value creation, as well as business-building performance and retention.

The Towers Perrin market study indicated that Darden’s target equity award levels for the CEO and the Chief Financial Officer (“CFO”) positions were significantly below market for similar positions; therefore, the value of fiscal 2009 equity awards, approved in June 2008, were adjusted upward for the CEO and the CFO to better align with the market. The study also indicated that Darden’s target equity award levels for the other Named Executive Officers were in line with the market for similar positions; therefore, these values were not changed for the fiscal 2009 equity-based awards, approved in June 2008.

Under the performance stock units awarded by the Committee, when performance exceeds targeted results, additional performance stock units vest; conversely, when performance is below targeted levels, fewer performance stock units vest. For performance stock units awarded in 2006 and 2007, fiscal 2008 results were below target, and therefore the amount of the outstanding performance stock units that vested for fiscal 2008 was 80% and 75% of the target level, respectively. In June 2008, the Committee amended the formula for these outstanding performance stock units awarded in 2006 and 2007 so that the total annual sales growth figure that will be calculated for fiscal 2009 better reflects market conditions. The performance stock units approved by the Committee in June 2008 include the same adjustment to the calculation of total annual sales growth for fiscal 2009.

In June 2007, the Committee reviewed and approved all equity awards made to executive officers in fiscal 2008 and, where appropriate, recommended approval to independent directors of the full Board. This included the awards for Named Executive Officers, as reflected in the Grants of Plan-Based Awards table.

In conjunction with Darden’s acquisition of RARE and in exchange for the officers relinquishing certain rights under previous employment agreements (as described below in the section entitled “Employment Agreement”), the Committee approved grants of restricted stock as part of employment offers to several officers at RARE, including Mr. Lee, to provide an incentive for them to become employed with Darden. These shares of restricted stock vest on the fourth anniversary of the grant date as long as Darden achieves positive earnings (calculated before interest and taxes) during fiscal 2009.

Timing of Equity Awards—Darden’s Board of Directors has previously approved an equity awards granting policy which includes the following provisions:

•	Annual incentive equity grants to employees, including stock option grants, will be made once per year effective on the last Wednesday in the Company’s fiscal month of July;

•	New hire equity awards or grants to promoted employees, including stock option grants, are made effective the date of employment or promotion, respectively;

•

Other interim or ad hoc equity awards such as retention awards, including stock option grants, are made effective on such date as the Committee, Board or authorized individual approving the award may determine;

•

Stock option grants under Darden’s Bonus Option Replacement Program, pursuant to which employees may elect to receive stock options in lieu of a portion of their annual or quarterly bonus, will be made, in the case of executive officers, other officers and manager- and director-level participants, effective the last Wednesday in fiscal July of each year, and in the case of directors of operations, effective on the last day of each fiscal quarter on which the New York Stock Exchange is open for trading;

•	The grant date for equity awards, including stock options, is always the date of approval of the grants, or a specified later date, but never a date prior to approval; and

•

The exercise price of stock options granted shall be the fair market value of Darden stock on the date of the grant as measured by the closing sales price of Darden common stock on the New York Stock Exchange.

All equity awards granted during fiscal 2008 were consistent with this equity awards granting policy. Except for the equity award granting policy described above, the Company does not have any other program, plan or practice to time equity grants to executive officers in coordination with the release of material non-public information.

Retirement and Long-Term Savings Benefits.

Purpose—Our retirement and long-term savings programs are intended to position Darden as a compelling place to work while providing a competitive, yet cost-efficient, Total Reward Program. These retirement and long-term savings programs are specifically designed to reward service and performance while an active employee, and provide incentives for employees to build long-term careers at Darden.

Considerations—When evaluating Darden’s retirement and long-term savings programs and their effectiveness, the Committee and management consider prevalence survey data, best practices from our peer group and restaurant industry group, and cost efficiency.

Qualified Retirement and Long-Term Savings Plans—Darden’s executive officers are not eligible to be active participants in qualified retirement and long-term savings plans sponsored by Darden. However, prior to January 1, 1995, Mr. Pickens and Mr. Richmond participated in a qualified defined benefit pension plan maintained by one of Darden’s predecessors, General Mills, Inc. or one of its subsidiaries. They will receive benefits under those plans upon retirement, as reported in the Pension Benefits Table.

Non-Qualified Retirement and Long-Term Savings Plans—Darden’s executive officers, along with approximately 500 other employees who are ineligible to participate in Darden’s qualified plans, participate in the non-qualified FlexComp Plan (“Plan”). The Plan permits participants, including the executive officers, to defer receipt of up to 25% of their base salaries and up to 100% of their annual incentive compensation. Amounts deferred under the Plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the Plan or on such other dates specified by the Plan. Participant accounts are credited with market rates of return based on the performance of several “deemed” investment alternatives selected by the participant, which mirror the investment alternatives available and returns credited in the Darden Savings Plan.

Darden also makes contributions to the executive officers’ accounts under the Plan which are designed to provide benefits in lieu of the qualified retirement and long-term savings plans maintained by Darden or by Darden’s former parent, General Mills, Inc. Darden’s contributions to the Plan for this purpose consist of two components. The first component is similar to the matching contribution in a qualified 401(k) plan and ranges from 1.5% to 7.2% of the executive officer’s eligible annual earnings based on Darden’s performance. The second component is similar to a qualified pension plan contribution. For executive officers hired on or before June 25, 2000, except Mr. Otis (in fiscal 2006, the Committee set this component at 4% for the CEO position), which includes Mr. Madsen, Mr. Richmond, and Mr. Pickens, this contribution is calculated to provide similar value to the formula that was in effect when executive officers were part of a qualified pension plan maintained by Darden, or by its predecessor as a subsidiary of General Mills, Inc. This contribution ranges from 2% to 20% of the executive officer’s eligible annual earnings based on age and years of service. Executive officers hired after June 25, 2000, which includes Mr. Lee, receive an annual contribution for this component of 4% of the executive officer’s eligible annual earnings.

For fiscal 2008, for all Named Executive Officers, “eligible annual earnings” was computed as the sum of base salary and annual cash incentive earned in a fiscal year. Darden’s contributions are deferred in accordance with participants’ elections and the terms of the Plan or, if not deferred, are paid in cash as soon as practicable following the end of each Plan year. Effective for Company contributions made in fiscal 2008, executive officers must defer these Company contributions, which are then paid in accordance with participants’ elections and the Plan terms. Deferred contributions are credited with market rates of return based on the performance of several “deemed” investment alternatives, which mirror the returns credited in the qualified savings plan. The Plan does not have a guaranteed rate of return or guaranteed retirement benefit. The annual contributions made by Darden for the accounts of the Named Executive Officers in fiscal 2008 are shown in the “All Other Compensation” column of the Summary Compensation Table.

Decisions Made in Fiscal 2008—During fiscal 2008, there were no significant changes made to any retirement and long-term savings plans that impacted executive officers, including the Named Executive Officers.

Health and Welfare Benefits.

Purpose—The Committee believes that Darden’s health and welfare benefits represent an important element of a competitive Total Reward Program. The health and welfare benefits offered to Darden employees, including the Named Executive Officers, are designed to provide a level of safety, security and protection that allows the executives to focus their efforts on running the business effectively.

Considerations—The Committee and management have elected to offer benefits to all Darden employees, including the Named Executive Officers. These benefits include medical coverage (including prescription drugs), dental coverage, life insurance, disability coverage and a variety of other health and welfare related benefits.

Decisions Made in Fiscal 2008—Aside from the annual recalibration of benefit costs and the associated premium changes that impact all participants, no significant changes were made to Darden’s health and welfare benefits during fiscal 2008.

Perquisites.

Purpose—The Committee believes that Darden’s perquisite programs are intended to position Darden as a compelling place to work while providing a competitive, yet cost-effective, Total Reward Program. Darden’s perquisite programs are not intended to be broad-based benefit programs and are created to minimize the external distractions to existing executive officers and enhance Darden’s ability to attract and retain key leadership talent. These perquisites may vary slightly based on job level. Executive officers, including the Named Executive Officers, receive certain perquisites that may not be available to other employees. These perquisites include an automobile allowance, a financial planning allowance to assist them with financial and estate planning, and an annual executive physical examination, as described under the supplemental All Other Compensation Table.

Considerations—When establishing perquisite programs, the Committee and management consider prevalence data from the peer group and from companies in the restaurant industry group, rewards that are most valued by Darden’s employees, cost efficiency and internal equity.

Decisions Made in Fiscal 2008—There were no significant changes to Darden’s perquisite programs in fiscal 2008.

Severance and Change of Control Provisions.

Purpose—Darden’s severance practices, including change of control provisions, are designed to ensure that executive officers remain focused on Darden’s business during certain transition periods associated with a change of control or other business events where business continuity is critical. Management and the Committee believe that this is accomplished in a manner that balances shareholder interests and those of Darden’s executives.

Considerations—Darden has no formal severance agreements with its Named Executive Officers except as follows. Darden has Management Continuity Agreements with each of our Named Executive Officers, which are described under “Executive Compensation—Potential Payments Upon Termination or Change of Control.” None of Darden’s Named Executive Officers have any other employment agreements with the Company, except for Mr. Lee, who has an employment agreement described below under “Employment Agreement.” When establishing Darden’s change of control provisions, the Committee aimed to provide executive officers with adequate financial security so that they could focus on achieving successful business continuity. For additional information concerning payments upon termination, retirement, death, disability, or change of control, see “Executive Compensation—Potential Payments Upon Termination or Change of Control,” including the tables showing the payments for each Named Executive Officer.

Decisions Made in Fiscal 2008—There were no significant changes to Darden’s severance or change in control provisions in fiscal 2008.

Employment Agreement

Apart from the Management Continuity Agreements discussed above under “Severance and Change of Control Provisions,” Darden has not entered into any employment agreements with the Named Executive Officers, except Mr. Lee. Darden entered into an offer letter agreement with Mr. Lee dated August 13, 2007 in connection with the acquisition of RARE on October 1, 2007. The agreement extinguished most of Mr. Lee’s rights under his previous employment agreement with RARE, including the change in control provisions, but continued some provisions and also confirmed the terms of his employment with Darden. Certain terms of Mr. Lee’s agreement have been incorporated into the foregoing discussion of Darden’s compensation decision-making process as it applies to Mr. Lee, but the following summarizes the material terms of the agreement. The agreement provides Mr. Lee with an annual base salary of $500,000, and an annual bonus opportunity under Darden’s MIP equal to 60% of his base salary. Mr. Lee’s fiscal 2008 bonus was prorated to reflect the partial year of participation in the MIP from the closing of the RARE acquisition, but was guaranteed at not less than a threshold target. He was eligible for Company-paid benefits under Darden’s Relocation and Real Estate Assistance Program. In addition, the agreement provided Mr. Lee with a sign-on bonus of $150,000, and an initial equity compensation grant of stock options to acquire shares of Darden common stock and restricted shares of Darden common stock with a grant date value of $2,861,400. Two-thirds of the initial equity compensation grant, by value, would consist of stock options and the remaining one-third would consist of restricted shares. All of the restricted stock will cliff vest on the fourth anniversary of the date of grant, subject to Mr. Lee’s continued employment through such date and as long as Darden achieves positive earnings (calculated before taxes and interest) for fiscal 2009. One-half of the options will vest on each of the third and fourth anniversaries of the date of grant, subject to his continued employment through such date. If his employment is terminated by Darden without “cause” during the three-year period following the RARE acquisition, Mr. Lee will be provided with 18 months of salary continuation, continued access to group life and health benefits and continued vesting in stock options and restricted stock. “Cause” means a violation of Company policy or a state or federal law. In consideration for these benefits, Mr. Lee relinquished his rights under his existing employment agreement with RARE; however, the non-competition, non-solicitation of employees, non-hire of employees and confidentiality covenants of his RARE agreement will continue to apply to him during his employment with Darden and for specified periods thereafter. Specifically, he will be subject to: a non-solicitation of employees covenant and a confidentiality covenant during his employment with Darden and for 24 months thereafter; a non-competition covenant during his employment with Darden and for 18 months thereafter; and a non-hire of employees covenant during his employment with Darden and for 24 months thereafter.

Share Ownership Guidelines

In 1997 the Committee adopted share ownership guidelines for Darden’s executive officers. In June 2003, the Committee increased the guidelines by 50% so that executive officers are required to own common shares or their equivalent, valued at a multiple of their salaries ranging from three-fourths of base salary to four and one-half times base salary, depending on the executive officer’s level of responsibility in the organization. The CEO is required to own a multiple of six times his base salary. All executive officers, including the CEO, generally must meet these levels within seven years of attaining their position, subject to a transition period to allow the executive officer adequate time to achieve his or her ownership level. Shown below is the time allotted to meet the goal:

Year	Percent of Stock Ownership Goal
1	10%
2	20%
3	30%
4	40%
5	60%
6	80%
7	100%

The forms of equity included in the determination of an executive officer’s ownership level are: registered shares, restricted stock, performance stock units, the value of vested stock options, and Darden stock or equivalents held under Darden’s retirement plans. The Committee reviews executive officer ownership levels annually. At this time, all Named Executive Officers are meeting or exceeding their share ownership guidelines.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code prohibits Darden from deducting, for federal income tax purposes, certain compensation in excess of $1 million per year paid to certain persons named in the Summary Compensation Table unless the compensation meets particular criteria. One criterion is that the compensation be paid only upon the achievement of objective, pre-established performance goals and in accordance with certain procedural requirements. The Committee and management believe that Darden meets all requirements for deductibility of executive compensation, and regularly monitor to determine whether Darden’s plans require amendment to continue to meet the deductibility requirements of the tax law without compromising the flexibility needed to meet Darden’s executive compensation goals.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 25, 2008 and this proxy statement for filing with the U.S. Securities and Exchange Commission.

COMPENSATION COMMITTEE

Michael D. Rose, Chair

Dr. Leonard Berry

Odie Donald

Charles Ledsinger

Rita P. Wilson

EXECUTIVE COMPENSATION

The following tables and accompanying narrative should be read in conjunction with the preceding disclosure under the heading “Compensation Discussion and Analysis,” which sets forth the objectives of Darden’s executive compensation program.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended May 25, 2008 and May 27, 2007.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)(1)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)(1)	Total

Clarence Otis, Jr.	2008	889,135	0	1,192,865	1,711,593	972,500	0	334,650	5,100,743
Chairman and Chief Executive Officer	2007	859,069	0	439,661	1,444,740	815,400	0	296,896	3,855,766

Andrew H. Madsen	2008	731,362	0	957,118	1,323,953	742,800	0	412,497	4,167,730
President and Chief Operating Officer	2007	705,781	0	323,065	1,148,950	622,100	0	378,391	3,178,287

C. Bradford Richmond	2008	396,635	0	252,263	354,279	386,700	0	170,519	1,560,396
Senior Vice President and Chief Financial Officer	2007	319,172	0	96,937	262,823	227,900	0	132,890	1,039,722

Eugene I. Lee, Jr.(7)	2008	326,923	150,000	990,366	315,378	554,491	0	93,537	2,430,695
President, Specialty Restaurant Group

David T. Pickens	2008	476,804	0	458,552	650,897	494,200	0	246,987	2,327,440
Senior Vice President and President Olive Garden	2007	409,217	0	162,251	554,938	393,900	0	235,776	1,756,082

(1)	Amounts reflect the actual base salary and incentive payments made to the Named Executive Officer in fiscal 2008 and fiscal 2007, including any deferred amounts reported in the Non-Qualified Deferred Compensation Table.

(2)	The Company paid bonuses for fiscal 2008 and fiscal 2007 based on the achievement of performance metrics that were established under the Company’s Management Incentive Plan (“MIP”) at the beginning of each fiscal year. Accordingly these bonus amounts are reported in the Non-Equity Incentive Plan Compensation column of this table. The amount reported for Mr. Lee reflects his sign-on bonus as part of his employment offer to join Darden in connection with Darden’s acquisition of RARE.

(3)	Amounts in these columns reflect the dollar amount, without any reduction for risk of forfeiture, recognized for financial reporting purposes for the fiscal years ended May 25, 2008 and May 27, 2007, in accordance with SFAS No. 123(R) and include amounts from awards granted in and prior to fiscal 2008. The accounting expense is influenced by retirement eligibility and the current probability of meeting or exceeding performance targets. The assumptions used in calculating these amounts in accordance with SFAS No. 123(R) are included in Note 1 to the Company’s audited financial statements included in the Company’s 2008 Annual Report to Shareholders.

(4)	Amounts in this column are awards paid under the MIP for fiscal 2008 and fiscal 2007 and were determined based on the Named Executive Officer’s actual salary earned, his normal incentive percentage, which varies by position and level, his individual performance rating and the overall business unit ratings determined by performance against goals for sales and operating profit or, in the case of corporate executives, sales and earnings per share, which are established at the beginning of fiscal 2008. The MIP is described in greater detail in “Compensation Discussion and Analysis.”

(5)	Amounts deferred into the FlexComp Plan do not receive above market or preferential earnings, but rather receive rates of return that match the returns on the investment options available under the Darden Savings Plan as described under the heading “Non-qualified Deferred Compensation.”

(6)	All Other Compensation consists of the following amounts:

Name(a)	Perks and Other Personal Benefits ($)(a)	Tax Reimburse- ments ($)(b)	Company Contributions to Defined Contribution Plans ($)(c)	Insurance Premiums ($)(d)	Dividends or Earnings on Stock or Option Awards ($)(e)	Other ($)(f)	Totals ($)

Clarence Otis, Jr.	84,828	3,159	151,124	8,117	85,623	1,799	334,650
Andrew H. Madsen	85,743	5,335	244,395	8,117	67,108	1,799	412,497
C. Bradford Richmond	34,944	626	108,607	8,117	16,535	1,690	170,519
Eugene I. Lee, Jr.	67,440	0	5,721	3,562	16,228	586	93,537
David T. Pickens	31,682	0	172,923	8,117	32,905	1,360	246,987

(a)	Includes the aggregate incremental costs to the Company for personal use of a car and Company aircraft, financial counseling reimbursement, vacation cash-in and executive physicals. None of these perquisites had a value exceeding the greater of $25,000 or 10% of total perquisites for a Named Executive Officer, except the value of vacation cash-in for Mr. Otis of $33,192, personal use of the corporate aircraft for Mr. Madsen of $60,948, and relocation payments to Mr. Lee of $43,462. The value of vacation cash-in is the actual cash amount paid. Employees, including the Named Executive Officers, have the opportunity to receive cash payments for the value of any accrued but unused vacation. Officers, including the Named Executive Officers, will not be eligible for the vacation cash-in program after the end of fiscal 2009. The Company calculates the aggregate incremental cost of the personal use of Company aircraft based on an hourly charge that includes the cost of fuel, trip-related maintenance, crew travel, onboard catering, landing and license fees and contract labor. Since the Company aircraft is primarily for business travel, we do not include the fixed costs that do not change based on usage such as pilot’s salaries, the cost to purchase the aircraft and the cost of maintenance not related to trips. Family members of executives and their invited guests occasionally fly on Company aircraft as additional passengers on business flights or personal flights. In those cases, the aggregate incremental cost to the Company for the family member or guest is de minimis.

(b)	Tax reimbursements relate to non-cash awards made to the Named Executive Officers described in footnote (f) and business-related travel on corporate aircraft.

(c)	Amounts in this column represent Company contributions under the FlexComp Plan, our non-qualified deferred compensation plan. Company contributions under the FlexComp Plan are deferred in accordance with participants’ elections pursuant to the terms of the FlexComp Plan or, if not deferred, are paid to each participant in cash as soon as practicable following the end of each plan year. These Company contributions, whether deferred or paid in cash, are included in the All Other Compensation column. Salary or bonus deferred by a Named Executive Officer into the FlexComp Plan is reported in the Salary column or the Non-Equity Incentive Plan Compensation column.

(d)	Represents the cost to the Company for providing life, dependent life, and long-term disability insurance.

(e)	Under the 2002 Stock Incentive Plan, the Named Executive Officers received dividends or dividend equivalents for unvested awards of restricted stock, restricted stock units and performance stock units.

(f)	Each Named Executive Officer with the exception of Mr. Lee received a non-cash award associated with a gift presented at an officer’s meeting in June 2007 and Mr. Otis, Mr. Madsen and Mr. Pickens each received non-cash awards associated with the annual celebration for Darden’s top-performing general managers.

(7)	Mr. Lee became President of our Specialty Restaurant Group on October 1, 2007 when Darden acquired RARE. The amount shown for his salary reflects actual base salary earned and paid from October 1, 2007, the date of the acquisition, through the end of the fiscal year. The amount in the Non-Equity Incentive Compensation Plan column of this table for Mr. Lee includes $365,191, which is a bonus earned prior to the acquisition of RARE paid by Darden in fiscal 2008 following the acquisition.

Grants of Plan-Based Awards for Fiscal 2008

Management and Professional Incentive Plan. Annual incentive awards are granted by the Compensation Committee to executive officers under the MIP, and are paid in a combination of cash and restricted stock, restricted stock units or performance stock units. Equity awards pursuant to the MIP are issued under the 2002 Stock Incentive Plan described below. Cash awards to key executives are based on the potential future impact of the individual’s position on overall corporate results as measured by the position, level and base salary of the individual and the degree to which the individual can affect the results. The criteria for granting restricted stock, restricted stock units or performance stock units are described under “Compensation Discussion and Analysis—Compensation Decision-Making Process—Annual Cash Incentive” and “—Long-Term Incentives.” These awards are made subject to the terms of the MIP.

2002 Plan. The 2002 Plan was adopted by the Board of Directors on July 26, 2002 and approved by our shareholders on September 19, 2002. It was amended by the Board on June 16, 2006, and the amendments were approved by our shareholders on September 15, 2006. The 2002 Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock and stock-based awards to employees, officers, consultants, advisors and non-employee directors providing services to Darden or any of our affiliates that the Compensation Committee determines is an eligible person. Up to an aggregate of 9,550,000 shares of our common stock can be issued pursuant to awards granted under the 2002 Plan, subject to adjustment pursuant to a stock split or other recapitalization in order to prevent dilution or enlargement of the benefits intended under the 2002 Plan. As of June 30, 2008, approximately 2,132,673 common shares remained available for future awards under the 2002 Plan. For additional information, please see “Proposal 2—Approval of Amended Darden Restaurants Inc. 2002 Stock Incentive Plan.”

Subject to approval by our shareholders at the annual meeting, the Board of Directors has amended the 2002 Plan to provide for the issuance of up to an aggregate 12,700,000 shares of our common stock under the 2002 Plan, subject to adjustment pursuant to a stock split or other recapitalization in order to prevent dilution or enlargement of the benefits intended under the 2002 Plan. See “Proposal 2—Approval of Amended Darden Restaurants, Inc. 2002 Stock Incentive Plan.”

RARE Plan. Darden acquired RARE on October 1, 2007. The RARE Plan has not been approved by Darden’s shareholders, but was approved by the shareholders of RARE on May 8, 2007. As amended effective October 1, 2007 in connection with the acquisition, the RARE Plan is now administered by the Compensation Committee of Darden’s Board of Directors, and provides for the issuance of Darden common stock in connection with awards of non-qualified stock options, incentive stock options, restricted stock and restricted stock units. Persons eligible to receive awards under the RARE Plan are any employee, officer, director, consultant or advisor of the Company who, as of September 30, 2007, was an employee, officer, director, consultant or advisor to RARE or its subsidiaries or affiliates. Options to purchase RARE shares of common stock outstanding under the RARE Plan prior to October 1, 2007 were cancelled and replaced by options to purchase Darden shares of common stock pursuant to a ratio set forth in the merger agreement relating to the acquisition. Shares of RARE restricted stock and performance-based restricted stock units outstanding prior to October 1, 2007 also were cancelled and replaced by shares of Darden restricted stock issued under the RARE Plan, pursuant to a formula provided in the merger agreement. The aggregate number of shares of common stock that may be issued under all awards made under the RARE Plan is 3,899,227, subject to adjustment pursuant to a stock split or other recapitalization in order to prevent dilution or enlargement of the benefits intended under the RARE Plan. As of June 30, 2008, approximately 522,785 common shares remained available for future awards under the RARE Plan.

The 2002 Plan and the RARE Plan are the only plans we have that allow us to issue shares of our common stock in connection with future awards of equity-based compensation. The Compensation Committee amended the 2002 Plan in September 2006 and amended the RARE Plan on June 19, 2008, to provide a “fungible share pool” approach to accounting for authorized shares in order to provide flexibility of awards. In determining the number of shares available for grant, a formula is applied such that, with respect to stock options and SARs granted after the date of the Plan’s amendment, the number of shares available for awards shall be reduced by one share for each share covered by such award. With respect to any awards other than stock options and SARs, the number of shares available for awards shall be reduced by two shares for each share covered by such award. Awards that do not entitle the holder to receive or purchase shares and awards that are settled in cash shall not be counted against the aggregate number of shares available for award. There is no “net share counting,” so shares that are used to pay the exercise price or taxes will not be added to the authorized share pool.

The following table sets forth certain information with respect to equity and non-equity plan-based awards granted during fiscal 2008 under the MIP, the 2002 Plan and the RARE Plan to each of the Named Executive Officers.

	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/ Sh)(5)	Grant Date Fair Value of Stock and Option Awards (6)

Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Clarence Otis, Jr.	7/25/07	0	1,137,900	1,875,700	0	27,739	41,609	0	126,042	42.68	3,054,364
Andrew H. Madsen	7/25/07	0	869,200	1,432,700	0	20,416	30,624	0	92,767	42.68	2,248,017
C. Bradford Richmond	7/25/07	0	382,900	631,100	0	8,553	12,830	0	38,863	42.68	941,769
Eugene I. Lee, Jr.(7)	10/1/07	121,200	220,500	363,500	0	40,975	40,975	0	129,055	43.00	3,677,101
David T. Pickens	7/25/07	0	546,000	900,000	0	9,836	14,754	0	44,692	42.68	1,083,030

(1)	The grant date of all awards, except the awards to Mr. Lee as described in the footnotes below, was July 25, 2007, the date on which the Compensation Committee or the Board, as the case may be, met and approved these awards.

(2)	The amounts in these columns represent the potential annual cash incentive that may be earned under the MIP by each Named Executive Officer. The annual ranges are calculated with the current salary and incentive percent for each Named Executive Officer at the time of approval. At the time of the RARE acquisition, the Compensation Committee determined that Mr. Lee’s bonus incentive would be for the partial year from January 2008 and through the end of fiscal 2008 would be determined by using the corporate Darden rating. Actual payouts to the Named Executive Officers based on fiscal 2008 performance are reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(3)	The Named Executive Officers with the exception Mr. Lee received grants on July 25, 2007 of performance stock units under the 2002 Plan. These units will only vest if certain performance hurdles relating to total sales growth and incremental return on investment for new restaurants are achieved. The units have the ability to vest in the form of Darden stock on each of the first five anniversaries of the grant date. When performance exceeds targeted results, additional shares of Darden stock vest; conversely, when performance is below targeted levels, fewer or no shares of Darden stock vest. These performance stock units are described more fully under the heading “Compensation Discussion and Analysis—Compensation Decision-Making Process—Long-Term Incentives.”

(4)	The Named Executive Officers, other than Mr. Lee, received grants on July 25, 2007 of non-qualified stock options under the 2002 Plan. Mr. Lee received a grant on October 1, 2007 of a non-qualified stock option under the 2002 Plan in connection with the RARE acquisition. These non-qualified stock options vest 50% on the third and fourth anniversaries of the grant date.

(5)	All options are granted with an exercise price equal to the fair market value of Darden’s common stock on the date of grant. Fair market value under the 2002 Plan has been determined by the Compensation Committee to be the closing price of the common stock on the New York Stock Exchange as reported in the consolidated transaction reporting system on the grant date or, if such exchange is not open for trading on such date, on the most recent preceding date when such exchange is open for trading.

(6)	Assumptions used in the calculation of these amounts are included in Note 18 to the Company’s audited financial statements included in the Company’s 2008 Annual Report to Shareholders.

(7)	Mr. Lee became President of our Specialty Restaurant Group on October 1, 2007 when Darden acquired RARE. Pursuant to an offer letter agreement between Darden and Mr. Lee dated August 13, 2007, Mr. Lee was guaranteed minimum Company and individual ratings of 1.0. In addition, Mr. Lee received a grant of restricted stock on October 1, 2007 in connection with the RARE acquisition. These shares of restricted stock cliff vest on the fourth anniversary of the grant date subject to Mr. Lee’s continued employment through that date and as long as Darden achieves positive earnings (calculated before interest and taxes) during fiscal 2009. For additional information, please see “Compensation Discussion and Analysis—Employment Agreement.”

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of May 25, 2008 for each of the Named Executive Officers.

	Option Awards(1)						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Restricted Stock		PSU Awards
							Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Clarence Otis, Jr.	6/22/99	60,000	—	14.63	6/22/09
	6/21/00	75,525	—	10.50	6/21/10
	6/20/01	97,500	—	17.09	6/20/11
	4/1/02	27,318	—	26.14	4/1/12
	6/19/02	100,000	—	27.27	6/19/12
	12/23/02	15,000	—	20.86	12/23/12
	6/19/03	90,000	—	19.32	6/19/13
	6/15/04	40,000	40,000	21.16	6/15/14
	11/29/04	37,500	37,500	27.22	11/29/14
	6/16/05	—	175,000	33.10	6/16/15
	6/15/06	—	152,711	35.81	6/15/16
	7/25/07	—	126,042	42.68	7/25/17
							91,467	2,903,163	54,389	1,726,307
Andrew H. Madsen, II	5/28/99	1,845	—	14.08	5/28/09	(4)
	6/22/99	59,100	—	14.63	6/22/09
	5/26/00	5,276	—	12.48	5/26/10	(4)
	6/21/00	67,500	—	10.50	6/21/10
	6/20/01	63,000	—	17.09	6/20/11
	4/1/02	3,615	—	26.14	4/1/12
	6/19/02	72,000	—	27.27	6/19/12
	6/19/03	80,000	—	19.32	6/19/13
	6/15/04	35,000	35,000	21.16	6/15/14
	11/29/04	27,500	27,500	27.22	11/29/14
	6/16/05	—	145,000	33.10	6/16/15
	6/15/06	—	112,395	35.81	6/15/16
	7/25/07	—	92,767	42.68	7/25/17
							75,778	2,405,194	40,031	1,270,584
C. Bradford Richmond	5/26/00	1,227	—	12.48	5/26/10	(4)
	6/21/00	29,925	—	10.50	6/21/10
	6/20/01	37,500	—	17.09	6/20/11
	6/19/02	26,000	—	27.27	6/19/12
	6/19/03	21,000	—	19.32	6/19/13
	6/15/04	14,164	7,086	21.16	6/15/14
	6/16/05	6,915	13,835	33.10	6/16/15
	6/15/06	—	14,762	35.81	6/15/16
	12/1/06	—	23,114	40.04	12/1/16
	7/25/07	—	38,863	42.68	7/25/17
							8,932	283,502	16,171	513,268

	Option Awards(1)						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Restricted Stock		PSU Awards
							Number of Shares or Units of Stock Held That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Eugene I. Lee, Jr.(5)	1/1/01	82,433	—	16.77	1/1/11
	7/1/02	29,941	—	19.60	7/1/12
	6/30/03	24,951	—	24.40	6/30/13
	2/10/04	25,949	—	30.60	2/10/14
	7/20/04	35,486	—	30.22	7/20/14
	2/8/05	42,676	—	35.76	2/8/15
	2/8/06	73,030	—	35.51	2/8/16
	2/13/07	32,115	—	35.94	2/13/17
	10/1/07	—	129,055	43.00	10/1/17
							40,975	1,300,547	—	—
David T. Pickens	5/28/99	2,570	—	14.08	5/28/09	(4)
	6/22/99	37,500	—	14.63	6/22/09
	9/27/99	6,135	—	12.75	9/27/09
	6/21/00	45,600	—	10.50	6/21/10
	6/20/01	48,000	—	17.09	6/20/11
	6/19/02	35,000	—	27.27	6/19/12
	6/19/03	31,500	—	19.32	6/19/13
	6/15/04	20,997	10,503	21.16	6/15/14
	11/29/04	15,000	15,000	27.22	11/29/14
	6/16/05	—	66,500	33.10	6/16/15
	6/15/06	—	59,430	35.81	6/15/16
	7/25/07	—	44,692	42.68	7/25/17
							27,952	887,196	20,208	641,402

(1)	All option awards are non-qualified stock options that expire ten years from the date of grant. Except where noted, the vesting schedule for the non-qualified stock options granted to Named Executive Officers is 50% on the third and fourth anniversaries of the grant date. For Mr. Richmond, who became Chief Financial Officer on December 1, 2006, the non-qualified stock option grants made prior to that date vested in thirds on the second, third and fourth anniversaries of the grant date. For Mr. Lee, options granted prior to October 1, 2007 appearing in the table are the result of options for RARE common stock that were converted into options for Darden common stock in connection with the RARE acquisition.

(2)	With the exception of Mr. Lee, all shares reflected in this column represent the awards of performance restricted stock granted in fiscal years 2000 through 2006. The performance restricted stock awards fully vest in ten years and have the opportunity to accelerate vesting in each of the first five anniversaries following the grant date when performance goals are achieved. The market value of the performance restricted stock awards is based on a per share value of $31.74, the closing market price of our stock on the New York Stock Exchange on May 23, 2008. Shares reflected in this column for Mr. Lee include (a) 13,120 shares of Darden restricted stock resulting from the conversion of RARE restricted stock in connection with the RARE acquisition, which vest as follows: 4,957 on February 8, 2009 and 8,163 on February 13, 2010, and (b) 27,855 shares of Darden restricted stock granted to Mr. Lee on October 1, 2007 pursuant to an offer letter agreement between Darden and Mr. Lee. For additional information, please see “Compensation Discussion and Analysis—Employment Agreement.”

(3)	All units reflected in this column represent performance stock unit awards granted in fiscal years 2008 and 2007. The terms of the performance stock unit awards are more fully described in footnote 3 of the Grants of Plan-Based Awards table. The market value of outstanding stock awards is based on a per share (or unit) value of $31.74, the closing market price of our stock on the New York Stock Exchange on May 23, 2008.

(4)	Mr. Madsen, Mr. Richmond and Mr. Pickens elected to exchange a portion of their annual cash incentive for bonus replacement options. The non-qualified stock options are immediately vested but exercisable six months following the date of grant. The expiration date of these awards is ten years from the grant date.

(5)	Mr. Lee became President of our Specialty Restaurant Group on October 1, 2007 when Darden acquired RARE.

Option Exercises and Stock Vested for Fiscal 2008

The following table summarizes the number of option awards exercised and restricted stock and restricted stock units vested during fiscal 2008 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Clarence Otis, Jr.	52,500	921,769	12,279	540,153
Andrew H. Madsen	70,680	1,331,599	9,928	436,733
C. Bradford Richmond	—	—	1,506	66,249
Eugene I. Lee, Jr.(3)	95,000	2,228,550	23,954	922,308
David T. Pickens	22,409	748,190	4,855	213,571

(1)	The value realized equals the difference between the closing market price of our common stock on the New York Stock Exchange on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2)	The value realized equals the closing market price of our common stock on the New York Stock Exchange on the vesting date multiplied by the number of shares acquired on vesting.

(3)	The option and stock awards for Mr. Lee resulted from the conversion of RARE stock options and restricted stock into Darden stock options and restricted stock in connection with the RARE acquisition.

Pension Benefits

None of our Named Executive Officers are currently active participants in qualified retirement plans sponsored by us. Until May 1995, however, when we were a wholly owned subsidiary of General Mills, Inc. and were known as General Mills Restaurants, Inc. (“GMRI”), certain of our Named Executive Officers participated in qualified retirement plans sponsored by GMRI or by General Mills. Prior to May 31, 1994, certain of our Named Executive Officers participated in GMRI’s qualified defined benefit retirement plan. Following our spin-off from General Mills in May 1995, the GMRI Retirement Income Plan became our Retirement Income Plan (“RIP”) to be funded from a pension trust maintained by us. Under the RIP, Mr. Richmond and Mr. Pickens will receive estimated monthly aggregate benefits at normal retirement (age 62) of $361 and $1,434, respectively. Early retirement benefits are available as early as age 55 at a reduced benefit level. Benefits are fixed because the Named Executive Officers no longer participate in the plans. All benefits are distributed in cash as monthly payments and are not eligible for lump sum distributions.

The table below shows the present value of accumulated benefits payable to each Named Executive Officer, including the years of service credited to each Named Executive Officer, under the RIP, determined using interest rate and mortality rate assumptions used in Note 17 to the Company’s audited financial statements included in the Company’s 2008 Annual Report to Shareholders. The number of credited service years shown below are fixed and do not reflect actual years of service as plan benefits are frozen. The accumulated benefit shown below is based on the highest benefit option which is “Single Life Annuity.” Other optional payouts include Joint and Survivor 50%, Joint and Survivor 100%, and Ten Year Certain. Early retirement benefits are available as early as age 55 at a reduced benefit level.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Clarence Otis, Jr.	NA	0.00	—	—
Andrew H. Madsen	NA	0.00	—	—
C. Bradford Richmond	Retirement Income Plan	7.10	22,590	—
Eugene I. Lee, Jr.	NA	0.00	—	—
David T. Pickens	Retirement Income Plan	15.70	104,390	—

Our Named Executive Officers, along with other employees who are ineligible to participate in our qualified retirement plans, participate in the FlexComp Plan, which was designed to provide benefits in lieu of qualified retirement plans maintained by us and by General Mills. The FlexComp Plan is described under the heading “Non-Qualified Deferred Compensation” below.

Non-Qualified Deferred Compensation

We maintain the FlexComp Plan, a non-qualified deferred compensation plan, for our executive officers and certain employees who are not eligible to participate in the Darden Savings Plan. The Darden Savings Plan is the Company’s qualified savings plan, and provides eligible employees with automatic savings through payroll deduction, Company matching contributions, deferral of income through before-tax contributions, and a choice of investment funds. Mr. Richmond and Mr. Pickens participated in the Darden Savings Plan prior to the implementation of the FlexComp Plan and have vested benefits in the Darden Savings Plan as of May 25, 2008 of $199,804 and $19,715, respectively.

The FlexComp Plan permits participating executive officers to defer receipt of up to 25% of their base salaries and up to 100% of their annual incentive compensation. Amounts deferred under the FlexComp Plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the FlexComp Plan or on such other dates specified in the FlexComp Plan. Deferred amounts are credited with rates of return based on the performance of several investment alternatives (which mirror the returns credited in the Darden Savings Plan), as selected by the participant. During fiscal 2008, Mr. Otis made contributions to the FlexComp Plan.

We also make certain contributions to executive officers’ accounts under the FlexComp Plan which are designed to provide benefits in lieu of qualified retirement plans. Our executive officers, along with other employees who are ineligible to participate in our qualified retirement plans, participate in the FlexComp Plan. The FlexComp Plan was designed to provide benefits in lieu of qualified retirement plans maintained by us and by our former parent, General Mills, Inc. One portion of our annual contribution to the FlexComp Plan ranges from 1.5% to 7.2% of the executive officer’s eligible annual earnings as defined under the heading “Non-Qualified Retirement and Long-Term Savings Plans” in “Compensation Discussion and Analysis—Retirement and Long-Term Savings Benefits,” as identified in the qualified retirement plans, based on our performance. For executive officers hired on or prior to June 25, 2000, which includes all of the Named Executive Officers in the Summary Compensation table except Mr. Otis and Mr. Lee, the second portion of our annual contribution ranges from 2% to 20% of the executive officer’s eligible annual earnings, based on the Named Executive Officer’s age and, if applicable, the years of service during which the Named Executive Officer was covered by our qualified retirement plan.

Executive officers hired after June 25, 2000, including Mr. Lee, receive an annual contribution of 4% of the executive officer’s eligible annual earnings in place of the age and service contributions. These contribution amounts are deferred in accordance with participants’ elections and the terms of the FlexComp Plan or, if not deferred, are paid in cash as soon as practicable following the end of each FlexComp Plan year. Effective for fiscal 2008 awards, participants will no longer have the option of having our annual contributions paid in cash following the end of the year in which such contributions are made, and instead must defer those contributions in accordance with the terms of the FlexComp Plan.

Participants who elect to defer receipt of contributions to the FlexComp Plan may elect to have the contributions credited with rates of return based on several investment alternatives, which mirror the returns credited in the Darden Savings Plan. Except for the Darden Company Stock Fund, investment selections may be changed daily. The plan does not have a guaranteed rate of return or guaranteed retirement benefit. The table below shows the funds available under the Darden Savings Plan and their rate of return for the twelve months ended May 31, 2008, as reported by the administrator of the Darden Savings Plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
RVST Equity Index Fund I	-6.85%	Vanguard Target Retirement Income	4.64%
Davis New York Venture Fund (A)	-5.93%	Vanguard Target Retirement 2005	2.66%
Harbor Capital Appreciation (Instl)	2.03%	Vanguard Target Retirement 2015	-0.41%
Vanguard Target Retirement 2035	-3.49%	Vanguard Target Retirement 2025	-2.17%
Vanguard Target Retirement 2045	-3.51%	PIMCO Total Return Fund (Admin)	11.64%
T. Rowe Price Small-Cap Stock Fund	-12.14%	RVST Stable Capital Fund II	4.68%
Vanguard Strategic Equity (Investor)	-13.18%	Darden Company Stock Fund	-22.74%
Europacific Growth Fund (Class A)	5.54%	Darden ESOP Stock Fund	-23.28%

The following table provides additional information concerning the FlexComp Plan account for each Named Executive Officer, including the contributions made by the Named Executive Officers and by Darden to the FlexComp Plan during fiscal 2008 and the aggregate FlexComp balance as of the fiscal year ended May 25, 2008.

Name	Executive Contributions in Last FY(1)	Company Contributions in Last FY ($)(2)		Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance FYE 2008
Clarence Otis, Jr.	64,563	150,175		31,067	—	2,489,145
Andrew H. Madsen	—	68,213	(3)	189,294	—	2,569,003
C. Bradford Richmond	—	—	(3)	55,805	264,382	1,401,450
Eugene I. Lee, Jr.	—	5,625		—	—	420,661
David T. Pickens	—	174,867		(39,870)	—	1,166,510

(1)	Reflects the deferred amounts for each of the Named Executive Officers which is reported as compensation to such Named Executive Officer in the Summary Compensation Table under the Salary column.

(2)	Reflects the Company’s fiscal 2007 annual contribution to the FlexComp Plan made in July 2007 for the account of the Named Executive Officers, with the exception of Mr. Lee, who elected to defer these amounts into FlexComp. Mr. Lee was not a participant in the Plan until October 1, 2007, the acquisition date. The fiscal 2008 Company contributions made in July 2008, if deferred, are not reported in this table.

(3)	Messrs. Madsen and Richmond elected not to defer their Company contributions made in July 2007 into the FlexComp Plan and instead received $204,640 and $85,124, respectively, paid in cash in July 2007. Effective for fiscal 2008 awards, officers will no longer have the option of receiving annual Company contributions in cash, and instead must defer those contributions in accordance with the terms of the FlexComp Plan.

Potential Payments Upon Termination or Change of Control

Apart from the management continuity agreements discussed below under “Payments Made Upon a Change of Control,” Darden has not entered into any employment agreements with the Named Executive Officers, except Mr. Lee. Darden entered into an offer letter agreement with Mr. Lee, described in “Compensation Discussion and Analysis—Employment Agreement” above. This agreement extinguished most of Mr. Lee’s rights under his previous employment agreement with RARE, including the change in control provisions, but continued some provisions and also confirmed the terms of his employment with Darden. The following summarizes the potential payments to be made to Named Executive Officers upon termination of their employment or a change of control of the Company.

The following summarizes the potential payments to be made to Named Executive Officers upon termination of their employment or a change of control of the Company.

Payments Made Upon Any Termination of Employment. Regardless of the manner in which a Named Executive Officer’s employment terminates, the executive officer is entitled to receive amounts earned during the executive officer’s term of employment. Such amounts include:

•	Accrued but unpaid base salary through the date of termination;

•	Long-term incentive grants for the most recently completed cycle;

•	Unreimbursed employment-related expenses and other benefits owed to the executive officer under the Company’s employee benefit plans or policies;

•	Accrued but unpaid vacation pay; and

•	The executive officer’s Darden Savings Plan and FlexComp Plan account balances.

These payments made upon termination do not differ from payments made upon termination to all employees. In addition, the executive officer will continue to be able to exercise any vested stock options for a period of three months following termination of employment, or for a longer period if the executive officer is eligible for early or normal retirement or in certain other situations described below.

Payments Made Upon Early Retirement. In the event of the early retirement of a Named Executive Officer who has reached age 55 with 10 or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The executive officer will vest in all outstanding options granted prior to June 15, 2006, and be allowed to exercise such options for the remainder of the original term;

•

The executive officer will be entitled to receive a pro-rated share of each option granted from and after June 15, 2006, and be allowed to exercise such option for the lesser of 5 years or the remainder of the original term;

•	The executive officer will continue to vest in grants of restricted stock for the remainder of the original term provided required deposit shares are held for grants made prior to June 2006;

•

The executive officer will continue to receive health and welfare benefits until the executive officer reaches age 65 and will receive health and welfare benefits for the executive officer’s dependents, as applicable;

•	The Company will reimburse the executive officer for up to one year’s allowance of financial planning services incurred in the subsequent year; and

•	The executive officer will receive a monthly benefit under the qualified retirement plan (the RIP) if applicable.

Payments Made Upon Normal Retirement. In the event of the retirement of a Named Executive Officer who has reached age 65 with 5 or more years of service, in addition to the items identified under the heading “Payments Made Upon Any Termination of Employment”:

•	The executive officer will vest in all outstanding options and be allowed to exercise such options for the remainder of the original term;

•	The executive officer will continue to vest in grants of restricted stock and restricted stock units for the remainder of the original term provided required deposit shares are held;

•	The executive officer will be entitled to the targeted amount for performance stock units;

•	The Company will reimburse the executive officer for up to one year’s allowance of financial planning services incurred in the subsequent year; and

•	The executive officer will receive a monthly benefit under the qualified retirement plans (the RIP) if applicable.

Payments Made Upon Disability. The Company pays for long-term disability coverage for the Named Executive Officers and the amount paid for the insurance is included in All Other Compensation in the Summary Compensation Table and footnote 6 thereto. All employees have the ability to purchase long-term disability coverage. In the event of disability, the Named Executive Officer will receive the items identified under the heading “Payments Made Upon Any Termination of Employment.” In addition, the Named Executive Officer is entitled to the following benefits, which are also available to employees with disability coverage. The benefit covers:

•	Up to two-thirds of eligible pay with a maximum annual benefit of $180,000 payable to age 65;

•	Continued eligibility for group medical coverage; and

•	Continued life insurance and Company retirement contributions up to age 65.

Payments Made Upon Death. The Company pays for life insurance coverage for the Named Executive Officers and the amount paid for the insurance is included in All Other Compensation in the Summary Compensation Table and footnote 6 thereto. The life insurance benefit for the Named Executive Officers is equal to 4 times salary and bonus with maximum amount of coverage of $1,500,000. For accidental death, the benefit is twice the amount of the regular coverage with a maximum amount of coverage of $3,000,000. An additional $500,000 may be paid if death is attributable while traveling on business. The Company provides this same life insurance benefit to participants in the MIP and to Directors of Operations. These benefits would be paid from term life insurance policies maintained by the Company. In the event of death, the estate of the Named Executive Officer will receive the items identified under the heading “Payments Made Upon Termination of Employment.”

Stock options, restricted stock, restricted stock units and performance stock units granted prior to June 15, 2006 will vest pro-rata based on the number of full months completed in the vesting period and stock options will be exercisable for the remainder of the original term. Stock options, restricted stock, restricted stock units and performance stock units granted on or after June 15, 2006 will vest in full and stock options granted on or after June 15, 2006 will be exercisable for the lesser of 5 years or the remainder of the original term.

Payments Made Upon Involuntary Termination without Cause. In general, the Company may, but is not obligated to, provide separation pay and benefits to its employees in the event the employee is involuntarily terminated without cause or resignation. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In addition to the items identified under the heading “Payments Made Upon Any Termination of Employment,” such payments to an executive officer may include such severance benefits as the Company may determine to be appropriate under the specific circumstances.

In general, the Company may, but is not obligated to, provide separation pay and benefits to its employees in the event the employee is involuntarily terminated without cause or resignation. If provided, the separation pay and benefits available are generally contingent upon the Company receiving a general release of claims from the employee. In addition to the items identified under the heading “Payments Made Upon Any Termination of Employment,” such payments to an executive officer may include such severance benefits as the Company may determine to be appropriate under the specific circumstances.

If the executive’s age and service equals 70, accelerated vesting will be applied to a pro rata portion of the outstanding stock options and other stock awards. For grants made between March 21, 2001 and June 14, 2006, stock options will be exercisable for the lesser of 2 years or the remainder of the original term. For grants made on or after June 15, 2006, the options will be exercisable for the lesser of 5 years or the remainder of the original term.

With respect to Mr. Lee, Darden entered into an offer letter agreement with Mr. Lee, described in the “Compensation Discussion and Analysis—Employment Agreement”. The agreement extinguished most of Mr. Lee’s rights under his previous employment agreement with RARE, including the change in control provisions, but continued some provisions and also confirmed the terms of his employment with Darden. If his employment is terminated by Darden without “cause” (“cause” refers to a violation of a Company policy or a state or federal law) during the three-year period following the RARE acquisition, Mr. Lee will be provided with 18 months of salary continuation, continued access to group life and health benefits and continued vesting in stock options and restricted stock. These benefits will be Mr. Lee’s exclusive severance benefits during the three-year period following the RARE acquisition. Mr. Lee will not be eligible to receive severance under any other severance plan or policy of RARE or Darden in the event that he involuntarily terminated within the three years following the RARE acquisition. If Mr. Lee is terminated for any reason other than cause following the third anniversary after the RARE acquisition, Mr. Lee will be eligible to receive severance benefits on the same basis as similarly situated employees of Darden. In consideration for these benefits, Mr. Lee relinquished his rights under his existing employment agreement with RARE; however, the non-competition, non-solicitation of employees, non-hire of employees and confidentiality covenants of his RARE agreement will continue to apply to him during his employment with Darden and for specified periods thereafter. Specifically, he will be subject to: a non-solicitation of employees covenant and a confidentiality covenant during his employment with Darden and for 24 months thereafter; a non-competition covenant during his employment with Darden and for 18 months thereafter; and a non-hire of employees covenant during his employment with Darden and for 24 months thereafter.

Payments Made Upon a Change of Control. As of May 25, 2008, we had management continuity agreements with all of our Named Executive Officers. The agreements provide for severance payments equal to three times the amount of annual compensation (determined by the then-current base salary plus highest cash bonus award during the preceding three years) and continuation of health and similar benefits for a three-year period if the executive officer is terminated without cause or voluntarily terminates employment with good reason within two years after we have a change of control. One year’s compensation and continuation of benefits is provided if the executive officer is terminated without cause more than two years after a change of control, or if the executive officer elects within 30 days after the first anniversary of the change of control to voluntarily terminate employment. If the executive officer would otherwise be entitled to receive severance payments that would require the payment of excise taxes, then the amount of severance payments is reduced to the point that it eliminates by a margin of $1,000 any liability for such excise taxes, provided, however, that the amount of severance payments shall not be less than one year’s compensation and benefits. The agreements provide for an initial two-year term, and are extended on each anniversary date for two years from the anniversary date, unless prior notice is given by us that the agreement will not be extended.

For purposes of the management continuity agreements, “Change of Control” means an event during the contract period required to be reported as a change of control in a Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a “Change of Control” shall be deemed to have occurred if:

•

A person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or

•

Individuals who constitute the Board of Directors of the Company as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least two-thirds thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be, for purposes of this clause, considered as though such persons were a member of the Incumbent Board.

For purposes of the management continuity agreements, “cause” means:

•

An act or acts of fraud or misappropriation on the executive officer’s part which result in or are intended to result in the executive officer’s personal enrichment at the expense of the Company and which constitute a criminal offense under state or federal laws;

•	Conviction of the executive officer of a felony; or

•

Physical or mental disability which materially interferes with the capacity of the executive officer in fulfilling the executive officer’s responsibilities and which will qualify the executive officer for disability benefits from a Company-sponsored plan.

For purposes of the management continuity agreements, “good reason” means, without the express written consent of the executive:

•

The assignment to the executive officer of any duties inconsistent in any substantial respect with the executive officer’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the effective date of the agreement;

•	Any other substantial adverse change in such position (including titles), authority or responsibilities;

•

Any failure by Darden to furnish the executive officer with compensation and benefits at a level equal to or exceeding those received by the executive officer from Darden during the 90-day period preceding the effective date of the agreement, including a failure by Darden to maintain its policy of paying retirement and supplemental savings plan benefits which would be payable under the retirement plans of Darden but for the limits imposed by the Employee Retirement Income Security Act of 1974, as amended, other than an insubstantial and inadvertent failure remedied by Darden promptly after receipt of notice thereof given by the executive officer;

•

Darden’s requiring the executive officer to be based or to perform services at any office or location other than that at which the executive officer is based at the effective date of the agreement, except for travel reasonably required in the performance of the executive officer’s responsibilities;

•	Any failure by Darden to obtain the assumption and agreement to perform the agreement by a successor; or

•	Any failure by Darden to deposit amounts which may become payable to the executive officer to the trustee as contemplated in the agreement.

We also have entered into trust agreements to provide for payments under the management continuity agreements and our non-qualified deferred compensation plans, including the Director Compensation Plan, the MIP and the FlexComp Plan. Full funding is required upon a change of control of Darden. In addition, stock options, restricted stock, restricted stock units and performance stock units issued under our stock plans are subject to accelerated vesting if we experience a change of control, as defined in those plans or related award agreements. The options will be exercisable for three months.

The tables below reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of such executive officer’s employment upon voluntary termination, involuntary not-for-cause termination, termination for cause, termination following a change of control and in the event of death of the Named Executive Officer. The amounts shown assume that such termination or change of control was effective as of May 25, 2008 and are estimates of the amounts that would be paid out to the executive officer upon their termination. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from the Company. Except for the fiscal 2008 annual cash incentive (MIP) and FlexComp Plan award, the tables do not reflect earned amounts identified under the heading “Payments Made Upon Any Termination.” Items such as pension benefits payable under the qualified retirement plans and Darden Savings Plan or FlexComp Plan account balances are identified under the Pension Benefits table and the Non-Qualified Deferred Compensation table, respectively.

Benefits and Payments Upon Termination	Voluntary Termination ($)	Involuntary Not For Cause Termination ($)		Involuntary For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in-Control) ($)		Death ($)
Clarence Otis, Jr.
FY08 MIP Bonus(1)	972,500	972,500		972,500	972,500		972,500
FY08 FlexComp (Retirement Contribution)(2)	151,124	151,124		151,124	151,124		151,124
Cash Severance Benefit	—	—		—	2,389,469		—
Accelerated Vesting of Stock-based Awards(3)(4)	—	—		—	4,587,557		2,377,479
Miscellaneous Benefits	—	—		—	651,412	(7)	1,500,000	(5)
Excise Tax Gross-Up	—	—		—	—		—

Andrew H. Madsen
FY08 MIP Bonus (1)	742,800	742,800		742,800	742,800		742,800
FY08 FlexComp (Retirement Contribution)(2)	244,395	244,395		244,395	244,395		244,395
Cash Severance Benefit	—	—		—	1,644,200		—
Accelerated Vesting of Stock-based Awards(3)(4)	—	726,992	(6)	—	3,615,065		1,819,088
Miscellaneous Benefits	—	—		—	477,121	(7)	1,500,000	(5)
Excise Tax Gross-Up	—	—		—	1,656,185		—

C. Bradford Richmond
FY08 MIP Bonus(1)	386,700	386,700		386,700	386,700		386,700
FY08 FlexComp (Retirement Contribution)(2)	108,607	108,607		108,607	108,607		108,607
Cash Severance Benefit	—	—		—	924,165		—
Accelerated Vesting of Stock-based Awards(3)(4)	—	414,861	(6)	—	871,228		598,643
Miscellaneous Benefits	—	—		—	523,990	(7)	1,500,000	(5)
Excise Tax Gross-Up	—	—		—	—		—

Benefits and Payments Upon Termination	Voluntary Termination ($)	Involuntary Not For Cause Termination ($)		Involuntary For Cause Termination ($)	Involuntary for Good Reason Termination (Change-in-Control) ($)		Death ($)

Eugene I. Lee, Jr.
FY08 MIP Bonus(1)	704,491	704,491		704,491	704,491		704,491
FY08 FlexComp (Retirement Contribution)(2)	5,721	5,721		5,721	5,721		5,721
Cash Severance Benefit	—	750,000	(8)	—	3,045,570		—
Accelerated Vesting of Stock-based Awards(3)(4)	—	—		—	1,300,547		1,300,547
Miscellaneous Benefits	—	22,500	(8)	—	265,158	(7)	1,500,000	(5)
Excise Tax Gross-Up	—	—		—	—		—

David T. Pickens
FY08 MIP Bonus(1)	494,200	494,200		494,200	494,200		494,200
FY08 FlexComp (Retirement Contribution)(2)	172,923	172,923		172,923	172,923		172,923
Cash Severance Benefit	—	—		—	1,441,247		—
Accelerated Vesting of Stock-based Awards(3)(4)	—	421,890	(6)	—	1,707,084		843,363
Miscellaneous Benefits	—	—		—	908,442	(7)	1,500,000	(5)
Excise Tax Gross-Up	—	—		—	—		—

(1)	Reflects the annual cash incentive for fiscal 2008 paid in August 2008, which is also included in the Summary Compensation table.

(2)	Reflects the annual FlexComp Plan award for fiscal 2008 paid in August 2008, which is also included in the Summary Compensation table.

(3)	This value equals the difference between the closing market price of our common stock on the New York Stock Exchange on May 25, 2008 ($31.74) and the exercise price, multiplied by the number of option shares subject to accelerated vesting upon termination.

(4)	This value is calculated based on the closing market price of our common stock on the New York Stock Exchange on May 25, 2008 ($31.74).

(5)	The maximum life insurance benefit for normal death is $1,500,000; for accidental death, the maximum is $3,000,000; and an additional $500,000 may be paid if death is attributable to death while traveling on business. These benefits would be paid from term life insurance policies.

(6)	This amount represents the value of awards that would receive accelerated vesting because the Named Executive Officer’s age plus years of service would equal or exceed 70 as a of May 25, 2008.

(7)	Miscellaneous benefits include welfare and other continuation benefits, post-retiree medical benefits and FlexComp Plan benefits.

(8)	Pursuant to an offer letter agreement dated August 13, 2007, if Mr. Lee’s employment is terminated by Darden without “cause” during the three-year period following the RARE acquisition, Mr. Lee will be provided with 18 months of salary continuation, continued access to group life and health benefits and continued vesting in stock options and restricted stock. For additional information, please see “Compensation Discussion and Analysis—Employment Agreement.”

AUDIT COMMITTEE REPORT

The Audit Committee is composed of four non-employee directors, all of whom are independent under our Corporate Governance Guidelines and the New York Stock Exchange listing standards. The responsibilities of the Audit Committee include assisting with Board oversight of:

•	The integrity of our financial statements;

•	Our compliance with legal and regulatory requirements;

•	The independent registered public accounting firm’s qualifications and independence; and

•	The performance of our internal audit function and independent registered public accounting firm.

The Audit Committee also appoints our independent registered public accounting firm.

Management is responsible for our internal controls and the financial reporting process and for providing a report assessing the effectiveness of our internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and issuing a report on the audit and the effectiveness of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee acts under a written charter adopted by the Board of Directors, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee reviews the charter annually and remained in compliance with the charter during fiscal 2008.

The Audit Committee has:

•	Reviewed and discussed the audited consolidated financial statements with our management; and

•	Discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by professional and regulatory requirements.

The Audit Committee has received written confirmation from KPMG LLP that they are independent accountants based on professional and regulatory requirements, and has discussed with KPMG LLP that firm’s independence from us.

Based upon the reviews and discussions with management and the independent registered public accounting firm described above, the Audit Committee recommended to our Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended May 25, 2008 for filing with the SEC.

The Audit Committee has reviewed and discussed the fees paid to KPMG LLP during the last fiscal year for audit and non-audit services, which are set forth below under the caption “Independent Registered Public Accounting Firm Fees and Services,” and has determined that the provision of the non-audit services is compatible with the firm’s independence.

This report has been furnished by the members of the Audit Committee:

Jack A. Smith, Chair

David H. Hughes

Senator Connie Mack, III

Maria A. Sastre

INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FEES AND SERVICES

Fees

Audit Fees. During fiscal 2008 and fiscal 2007, the aggregate fees billed or estimated to be billed to us for professional services rendered by KPMG LLP for the audit of our annual financial statements, review of financial statements included in our Quarterly Reports on Form 10-Q or services normally provided by our accountants in connection with statutory and regulatory filings or engagements were $2,290,900 and $1,852,000, respectively.

Audit-Related Fees. During fiscal 2008 and fiscal 2007, the aggregate fees billed to us or estimated to be billed to us for assurance and related services by KPMG LLP that were reasonably related to the performance of the audit or review of our financial statements and are not reported under the heading “Audit Fees” above were $92,000 and $88,000, respectively. The services provided consisted in both years of audits of our employee benefit plans and the Darden Restaurants, Inc. Foundation.

Tax Fees. During fiscal 2008 and fiscal 2007, the aggregate fees billed to us or estimated to be billed to us by KPMG LLP, for tax compliance, tax advice and tax planning services were $183,000 and $0, respectively.

All Other Fees. During fiscal 2008 and fiscal 2007, the aggregate fees billed to us for other products or services provided by KPMG LLP, other than the services reported above, were $1,500 and $1,500, respectively. The services provided consisted of a subscription to an accounting website.

Pre-Approval Policy

Pursuant to our policy on Pre-Approval of Audit and Non-Audit Services, a copy of which is posted on our website, we discourage the retention of our independent registered public accounting firm for non-audit services. We will not retain our independent registered public accounting firm for non-audit work unless:

•	In the opinion of senior management, the independent registered public accounting firm possesses unique knowledge or technical expertise that is superior to that of other potential providers;

•	The approvals of the Chair of the Audit Committee and the Chief Financial Officer are obtained prior to the retention; and

•

The retention will not affect the status of the independent registered public accounting firm as “independent accountants” under applicable rules of the SEC, Independence Standards Board and New York Stock Exchange.

The details regarding any engagement of the independent registered public accounting firm for non-audit services are provided promptly to the full Audit Committee. During fiscal 2008 and fiscal 2007, all of the services provided by KPMG LLP for the services described above under the headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved using the above procedures, and none were provided pursuant to any waiver of the pre-approval requirement.

PROPOSAL 3

RATIFY THE APPOINTMENT OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2009. KPMG LLP has served as our independent registered public accounting firm since 1995. Shareholder approval of this appointment is not required, but the Board is submitting the selection of KPMG LLP for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be given an opportunity to make a statement and answer appropriate shareholder questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2009.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the annual meeting. If any other matters are properly brought before the annual meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common shares to file with the SEC and New York Stock Exchange reports of ownership and changes in ownership of our common shares. Directors, executive officers and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of these reports furnished to us since the beginning of fiscal 2008 and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors and executive officers were satisfied during fiscal 2008, except that Mr. David George filed an amended Form 4 on October 9, 2007 to amend a Form 4 filed on October 3, 2007 to report the acquisition of 2,104 restricted stock units instead of the sale of 2,104 shares of common stock, and the disposition of 1,538 shares of common stock in connection with the payment of taxes; Mr. Eugene I. Lee, Jr. filed an amended Form 4 on October 9, 2007 to amend a Form 4 filed on October 3, 2007 to report the acquisition of 6,588 restricted stock units and the disposition of 7,374 shares of common stock in connection with the payment of taxes; and Mr. James Buettgen filed an amended Form 4 on May 28, 2008 to amend a Form 4 filed on July 3, 2007 to report the vesting of 828 instead of 661 phantom stock units.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

SEC rules require us to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on September 12, 2008: This Notice, the attached Proxy Statement, our 2008 Annual Report to Shareholders and our Annual Report on Form 10-K for the fiscal year ended May 25, 2008 are available without charge to shareholders upon written or oral request to Investor Relations, Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, Florida 32809, phone toll free 1-800-832-7336 and are available on the Internet at www.darden.com. Additional copies of these documents may be requested by contacting Investor Relations at the address and phone number listed above. In addition, you may access these materials at http://ww3.ics.adp.com/streetlink/dri which does not have “cookies” that identify visitors to the site.

YOUR VOTE IS IMPORTANT!

Please promptly mark, sign, date and return your proxy card in the enclosed envelope or follow the instructions on your card to vote by Internet or telephone.

BY ORDER OF THE
BOARD OF DIRECTORS

Paula J. Shives
Senior Vice President,
General Counsel and Secretary

August 4, 2008

EXHIBIT A

DARDEN RESTAURANTS, INC.

2002 STOCK INCENTIVE PLAN

Section 1.    Purpose.

The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

Section 2.    Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Stock Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(f) “Committee” shall mean the Compensation Committee of the Board. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code. The Company expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(g) “Company” shall mean Darden Restaurants, Inc., a Florida corporation.

(h) “Director” shall mean a member of the Board.

(i) “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.

(j) “Eligible Person” shall mean any employee, officer, consultant, advisor or non-employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the mean of the high and low sales prices of the Shares on the New York Stock Exchange as reported in the consolidated transaction reporting system on such date or, if such Exchange is not open for trading on such date, on the most recent preceding date when such Exchange is open for trading.

(m) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(n) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(o) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(p) “Other Stock-Based Award” shall mean any right granted under Section 6(f) of the Plan.

(q) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(r) “Person” shall mean any individual, corporation, partnership, association or trust.

(s) “Plan” shall mean this Darden Restaurants, Inc. 2002 Stock Incentive Plan, as amended from time to time.

(t) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(u) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(v) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(w) “Shares” shall mean shares of Common Stock, without par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(x) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(y) “Stock Award” shall mean any Share granted under Section 6(e) of the Plan.

Section 3.    Administration.

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including, without limitation, whether a Participant shall be required to deposit with the Company shares of Common Stock owned by the Participant as a condition to receiving an Award; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 4(c) hereof, the Committee shall not reprice, adjust or amend the exercise price of Options or the grant price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, promissory notes, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate. The Company intends that Awards under the Plan shall satisfy the requirements of Section 409A of the Code to avoid any adverse tax results thereunder and the Committee shall administer and interpret the Plan and all Award Agreements in a manner consistent with that intent. In this regard, if any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A of the Code, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A of the Code shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof.

(b) Delegation. The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also a senior executive officer of the Company) or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m) of the Code.

(c) Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m) of the Code.

Section 4.    Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be ~~9,550,000~~ 12,700,000. Shares to be issued under the Plan will be authorized but unissued Shares or Shares that have been reacquired by the Company and designated as treasury shares. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company (including shares of Restricted Stock, whether or not dividends have been paid on such shares), or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted pursuant to Section 4(b) of the Plan against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan.

(b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the Shares covered by such Award or to which such Award relates shall be counted, in accordance with this Section 4(b), on the date of grant of such Award against the aggregate number of Shares available for Awards under the Plan. With respect to Options and Stock Appreciation Rights, the number of Shares available for Awards under the Plan shall be reduced by one Share for each Share covered by such Award or to which such Award relates. For Stock Appreciation Rights settled in Shares upon exercise, the aggregate number of Shares with respect to which the Stock Appreciation Right is exercised, rather than the number of Shares actually issued upon exercise, shall be counted against the number of Shares available for Awards under the Plan. With respect to any Awards that are granted after the annual meeting of shareholders of the Company to be held in 2006, other than Options and Stock Appreciation Rights, the number of Shares available for Awards under the Plan shall be reduced by two Shares for each Share covered by such Award or to which such Award relates. Awards that do not entitle the holder thereof to receive or purchase Shares and Awards that are settled in cash shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of

Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award.

(d) Award Limitations Under the Plan.

(i) Section 162(m) Limitation. No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 1,000,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year. The foregoing annual limitation specifically includes the grant of any Award or Awards representing “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(ii) Limitation on Incentive Stock Options. The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed ~~9,550,000~~ 12,700,000, subject to adjustment as provided in the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.

Section 5.    Eligibility.

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company, or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6.    Awards.

(a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii) Option Term. The term of each Option shall be fixed by the Committee; provided, however, that the term of each Option shall not exceed a period longer than 10 years from the date of grant.

(iii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee; provided, however, that the term of each Stock Appreciation Right shall not exceed a period longer than 10 years from the date of grant. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The minimum vesting period of such Awards shall be three years from the date of grant, unless the Award is conditioned on performance of the Company or an Affiliate or on personal performance (other than continued service with the Company or an Affiliate), in which case the Award may vest over a period of at least one year from the date of grant. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, disability or retirement or a change in control of the Company.

(ii) Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii) Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted

Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d) Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options or Stock Appreciation Rights to such Eligible Persons.

(e) Stock Awards. The Committee is hereby authorized to grant to a Director, who is not also an employee of the Company or an Affiliate, Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.

(f) Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement. Shares, or other securities delivered pursuant to a purchase right granted under this Section 6(f), shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted. The consideration paid by the Participant may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property, or any combination thereof), as the Committee shall determine.

(g) General.

(i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law; provided, however, that Options or Stock Appreciation Rights previously awarded to any Participant that are not in-the-money may not be used as consideration for the grant of any Award or cancelled and replaced with a grant of the same type of Award or of a different type of Award.

(ii) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer or in installments, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment payments or the grant or crediting of Dividend Equivalents with respect to installment payments.

(iv) Term of Awards. The term of each Award shall be for a period not longer than 10 years from the date of grant.

(v) Limits on Transfer of Awards. Except as otherwise provided by the Committee or the terms of this Plan, no Award and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, no Award and no right under any such Award shall be transferable by a Participant for consideration. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. Any Participant who is subject to Section 16 of the Exchange Act and has reached age 55 and has at least 10 years of service with the Company and its Affiliates may transfer a Non-Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vi) Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

Section 7.    Amendment and Termination; Corrections.

(a) Amendments to the Plan. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the shareholders of the Company shall be required for any amendment to the Plan that:

(i) requires shareholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company;

(ii) increases the number of shares authorized under the Plan as specified in Sections 4(a) and 4(b) of the Plan;

(iii) increases the number of shares subject to the limitations contained in Section 4(d) of the Plan;

(iv) permits repricing of Options or Stock Appreciation Rights which is prohibited by Section 3(a)(v) of the Plan; and

(v) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b)(ii) of the Plan.

(b) Amendments to Awards. Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof.

(c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.    Income Tax Withholding.

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.    General Provisions.

(a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

(c) No Rights of Shareholders. Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(d) No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(e) No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f) Governing Law. The internal law, and not the law of conflicts, of the State of Florida, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(g) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(j) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10.    Term of the Plan.

Awards may be granted under the Plan until the Plan is terminated by the Board or until all Shares available for Awards under the Plan have been purchased or acquired, provided, however, that Incentive Stock Options may not be granted following July 26, 2012. The Plan shall remain in effect as long as any Awards are outstanding.

Approved by Board effective July 26, 2002, subject to shareholder approval

Approved by shareholders September 19, 2002

Amended March 19, 2003

Amended by Board effective June 16, 2006, subject to shareholder approval

Approved by shareholders September 15, 2006

Amended by Board effective June 20, 2008, subject to shareholder approval

DARDEN RESTAURANTS, INC.

Notice of Meeting and Proxy for

ANNUAL MEETING OF SHAREHOLDERS

Friday, September 12, 2008

10:00 a.m. EDST

Hyatt Regency Orlando International Airport

9300 Airport Boulevard

Orlando, Florida 32827

Darden Restaurants, Inc. 5900 Lake Ellenor Drive Orlando, Florida 32809	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on September 12, 2008.

The undersigned hereby appoints Clarence Otis, Jr., C. Bradford Richmond and Paula J. Shives, and each of them, as proxies with full power of substitution, to vote all common shares which the undersigned has power to vote at the 2008 Annual Meeting of Shareholders of Darden Restaurants, Inc. to be held at 10:00 a.m. EDST on September 12, 2008, at the Hyatt Regency Orlando International Airport, Orlando, Florida, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, and 3.

See reverse for voting instructions.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDST) on September 11, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/dri/ – QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDST) on September 11, 2008.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Darden Restaurants, Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card. ò Please detach here ò

The Board of Directors Recommends a Vote “FOR” Items 1, 2 and 3.

1.	To elect a full Board of 11 directors from the named director nominees to serve until the next annual meeting of shareholders and until their successors are elected and qualify. The 11 director nominees are as follows:

01 Leonard L. Berry	05 William M. Lewis, Jr.	9 Michael D. Rose	☐	Vote FOR	☐	Vote WITHHELD
02 Odie C. Donald	06 Senator Connie Mack, III	10 Maria A. Sastre		all nominees		from all nominees
03 David H. Hughes	07 Andrew H. (Drew) Madsen	11 Jack A. Smith		(except as marked)
04 Charles A. Ledsinger, Jr.	08 Clarence Otis, Jr.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of such nominee(s) in the box provided to the right.)

2.	To approve the amended Darden Restaurants, Inc. 2002 Stock Incentive Plan.	☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2009.	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, AND 3.

Address change? Mark box ☐ & indicate changes below.	I plan to attend the meeting. ☐
Date:

Signature(s) in Box

Please sign exactly as name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.